Exhibit 10.1

SECOND AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT

Dated as of March 20, 2017

among

ARCBEST FUNDING LLC,
as Borrower,

ARCBEST CORPORATION,
 as Servicer,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

PNC BANK, NATIONAL ASSOCIATION,
as the LC Issuer and as Agent

ii

Section 13.5.	Limitation of Liability	58
Section 13.6.	No Recourse Against the Lenders	58
Section 13.7.	CHOICE OF LAW	59
Section 13.8.	CONSENT TO JURISDICTION	59
Section 13.9.	WAIVER OF JURY TRIAL	59
Section 13.10.	Integration; Binding Effect; Survival of Terms	59
Section 13.11.	Counterparts; Severability; Section References	60
Section 13.12.	Characterization; Security Interest	60
Section 13.13.	Existing Letters of Credit	61
Section 13.14.	Amendment and Restatement	61
Section 13.15.	Equalization of Loans and Commitments	62

EXHIBIT I	DEFINITIONS

EXHIBIT II-A	FORM OF BORROWING REQUEST

EXHIBIT II-B	FORM OF LETTER OF CREDIT REQUEST

EXHIBIT III	JURISDICTION OF ORGANIZATION OF THE BORROWER PARTIES; PLACES OF BUSINESS OF THE BORROWER PARTIES; LOCATIONS OF RECORDS; FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)

EXHIBIT IV	NAMES OF COLLECTION BANKS AND SEGREGATED ACCOUNT BANKS; LOCK-BOXES, SEGREGATED ACCOUNTS AND COLLECTION ACCOUNTS

EXHIBIT V	FORM OF COMPLIANCE CERTIFICATE

EXHIBIT VI	[RESERVED]

EXHIBIT VII	FORM OF MONTHLY REPORT

EXHIBIT VIII	FORM OF WEEKLY REPORT

EXHIBIT IX	FORM OF PREPAYMENT NOTICE

EXHIBIT X	FORM OF ASSIGNMENT AND ACCEPTANCE

SCHEDULE A	DOCUMENTS TO BE DELIVERED TO THE AGENT ON OR PRIOR TO THE AMENDMENT AND RESTATEMENT

SCHEDULE B	EXISTING LETTERS OF CREDIT

SCHEDULE C	COMMITMENTS

iii

SECOND AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT, dated as of March 20, 2017 (this “Agreement”), is entered into by and among:

(a)                        ArcBest Funding LLC, f/k/a ABF Freight Funding LLC, a Delaware limited liability company, as Borrower (the “Borrower”);

(b)                         ArcBest Corporation, f/k/a Arkansas Best Corporation, a Delaware corporation (the “Parent” or the “Servicer”), as Servicer (the Servicer together with the Borrower, the “Borrower Parties” and each, a “Borrower Party”);

(c)                         the financial institutions from time to time party hereto, as Lenders (in such capacity, the “Lenders”); and

(d)                         PNC Bank, National Association, a national banking association (“PNC”), as letter of credit issuer (in such capacity, the “LC Issuer”), and as agent and administrator for the Lenders and their assigns and the LC Issuer and its assigns under the Transaction Documents (together with its successors and assigns in such capacity, the “Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower, ArcBest Corporation, as initial Servicer, the Servicer, the Agent, the LC Issuer and PNC, as Lender, have previously entered into that certain Amended and Restated Receivables Loan Agreement dated as of February 1, 2015 (as amended from time to time heretofore, the “Existing Loan Agreement”);

WHEREAS, pursuant to the Existing Loan Agreement, PNC, as Lender, has extended certain credit facilities to the Borrower;

WHEREAS, the Borrower would like to include Regions Bank as a Lender hereunder;

WHEREAS, the Borrower, the Servicer, the Agent, the LC Issuer and PNC, as Lender, desire to amend and restate the Existing Loan Agreement in its entirety to add Regions Bank as a Lender hereunder and to make certain changes as more fully set forth herein, which amendment and restatement shall become effective upon satisfaction of the conditions precedent set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

LOAN FACILITY; BORROWING PROCEDURES

Section 1.1.                   Loan Facility.  (a) Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article VI), each Lender, ratably in accordance with its respective Commitment, severally and not jointly, agrees to make Loans to Borrower on a revolving basis from time to time prior to the Facility Termination Date in such amounts as may be from time to time requested by Borrower pursuant to Section 1.2; provided that no Lender shall be obligated to make any Loan if, after giving effect thereto, (i) the Aggregate Credit Exposure would exceed the lesser of (A) the Facility Limit and (B) the Net Pool Balance less the Required Reserve or (ii) the Credit Exposure of such Lender would exceed its Commitment.  The Borrower will pay Interest on Loans made pursuant to this Agreement at the Alternate Base Rate or the LIBO Rate, selected in accordance with Article IV hereof.  Within the limits of the Commitment, Borrower may borrow, prepay and reborrow under this Section 1.1.

(b)                     The Borrower may, upon at least ten (10) Business Days’ notice to the Agent and each Lender, terminate in whole or reduce in part, the unused portion of the Facility Limit, without premium or penalty; provided that each partial reduction of the Facility Limit shall be in an amount equal to $5,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof) and shall not reduce the Facility Limit below $10,000,000.  In connection with any partial reduction in the Facility Limit, the Commitment of each Lender shall be ratably reduced.

(c)                     Increases in Commitment.  Upon notice to each Lender, the Agent and the LC Issuer, the Borrower may from time to time request an increase in the Commitment with respect to one or more Lenders, at any time following the Restatement Date and prior to the Facility Termination Date, such aggregate increase in each Lender’s Commitments to be an amount (for all such requests or additions) not exceeding $25,000,000; provided, that each request for an increase shall be in a minimum amount of $5,000,000.  At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which the applicable Lender(s), the LC Issuer and the Agent are requested to respond to the Borrower’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Agent).  Each Lender being asked to increase its Commitment, the LC Issuer and the Agent shall notify the Borrower and the Servicer within the applicable time period whether or not such Person has agreed, in its respective sole discretion, to the increase to such Lender’s Commitment.  Any such Person that does not respond within such time period shall be deemed to have declined to consent to an increase in the applicable Lender’s Commitment.  For the avoidance of doubt, only the consent of the Lender then being asked to increase its Commitment, the Agent and the LC Issuer shall be required in order to approve any such request.  If the Commitment of any Lender is increased in accordance with this clause (c), the Agent, such Lender, the LC Issuer, the Borrower and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase; it being understood and agreed that the Agent or such Lender may request any of (x) resolutions of the Member of the Borrower approving or consenting to such Commitment increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate and enforceability opinion of counsel of the

Borrower and (z) such other documents, agreements and opinions reasonably requested by such Lender or the Agent.  Notwithstanding the foregoing, the Borrower may not request any such Commitment increase if any event has occurred and is continuing, or would arise as a result thereof, that will constitute an Amortization Event or a Servicer Termination Event or any event has occurred and is continuing, or would result from such Commitment increase, that would constitute an Unmatured Amortization Event.

Section 1.2.                   Borrowing Procedures.  (a)      The Borrower (or the Servicer, on its behalf) may request a Loan hereunder by giving notice to Agent and each Lender of a proposed borrowing not later than 12:00 noon (Pittsburgh, Pennsylvania time), at least (i) three (3) Business Days prior to the proposed date of such borrowing (or such lesser period of time as each Lender may consent) in the case of a Loan which is to bear interest at the LIBO Rate, and (ii) one (1) Business Day prior to the proposed date of such borrowing (or such lesser period of time as each Lender may consent) in the case of a Loan which is to bear interest at the Alternate Base Rate, in a form set forth as Exhibit II-A hereto (each, a “Borrowing Request”).  Each Borrowing Request shall be subject to Section 6.2 hereof and shall be irrevocable and binding on the Borrower.  Each Borrowing Request shall specify (A) the requested Loan amount (which shall not be less than $1,000,000 or a larger integral multiple of $100,000), (B) the allocation of such amount among each Lender (which shall be ratable based on each Lender’s Commitment), (C) whether the Loan is to bear interest at the LIBO Rate or the Alternate Base Rate, and (D) the Borrowing Date (which shall be on a Business Day).  There shall not be more than four (4) Loans which are accruing interest at the LIBO Rate outstanding at any time.

(b)                     On each Borrowing Date, upon satisfaction of the applicable conditions precedent set forth in Article VI and this Section 1.2, each Lender shall deposit to the Facility Account, in immediately available funds, no later than 2:00 p.m. (Pittsburgh, Pennsylvania time), an amount equal to the requested Loan.

(c)                     Each Lender’s obligation to fund its Percentage of a requested Loan shall be several, such that the failure of any Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make funds available on the Borrowing Date of such Loan being requested (it being understood that no Lender shall be responsible for the failure of any other Lender to make funds available to the Borrower in connection with any Loan hereunder).

Section 1.3.                   Prepayments.  (a) The Borrower shall provide the Agent and each Lender with prior written notice in conformity with the Required Notice Period in the form of Exhibit IX hereto (a “Prepayment Notice”) of any proposed prepayment in whole or in part of any Advances Outstanding.  The Borrower shall only deliver a Prepayment Notice if Collections are available in an amount sufficient to make the proposed prepayment of Advances Outstanding plus any related accrued and unpaid Interest and Broken Funding Costs.  Such Prepayment Notice shall designate (i) the date (the “Proposed Prepayment Date”) upon which any such prepayment shall occur (which date shall give effect to the applicable Required Notice Period and need not be a Settlement Date), (ii) the amount of the Advances Outstanding to be prepaid, and (iii) to which Loan or Loans such prepayment shall apply (in the absence of  direction from the Borrower as to which Loans shall be prepaid such prepayment shall be applied as the Agent shall determine in its reasonable discretion) (the “Aggregate Prepayment”).  Only one (1) Prepayment Notice shall be outstanding at any time.  The Borrower shall pay any Broken Funding Costs and accrued and unpaid Interest on the portion of the Aggregate Loan Amount which has been prepaid on the Proposed Prepayment Date, provided, however, that unpaid accrued Interest on such prepaid amount shall only be paid on such date if so requested by the Agent, on behalf of the Lenders, in its sole discretion, otherwise such Interest shall be payable on the next occurring Settlement Date.

(b)                                  If on any day the Aggregate Credit Exposure exceeds the amount obtained by subtracting the Required Reserve from the Net Pool Balance (such an event, a “Borrowing Base Deficiency”), the Borrower, upon notice from any Lender or Agent of such Borrowing Base Deficiency or upon the knowledge of an Authorized Officer of the Borrower thereof, shall make a prepayment in an amount equal to such Borrowing Base Deficiency to be applied first, to the ratable reduction of the Aggregate Loan Amount and second, to Cash-Collateralize the LC Obligations.  The Borrower shall also make payment of any Broken Funding Costs and accrued and unpaid Interest on the portion of the Aggregate Loan Amount which has been prepaid, provided, however, that unpaid accrued Interest on such prepaid amount shall only be paid on such date if so requested by the Agent, on behalf of the Lenders, in its sole discretion, otherwise such Interest shall be payable on the next occurring Settlement Date.

Section 1.4.                   Deemed Collections.  If on any day:

(i)                          the Outstanding Balance of any Receivable that was included as an Eligible Receivable in the most recent Monthly Report or Weekly Report provided to the Agent is reduced or cancelled as a result of any defective, returned or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof, or as a result of any governmental or regulatory action, or

(ii)                          the Outstanding Balance of any Receivable that was included as an Eligible Receivable in the most recent Monthly Report or Weekly Report provided to the Agent is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

(iii)                           the Outstanding Balance of any Receivable that was included as an Eligible Receivable in the most recent Monthly Report or Weekly Report provided to the Agent is reduced on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(iv)                         the Outstanding Balance of any Receivable that was included as an Eligible Receivable in the most recent Monthly Report or Weekly Report provided to the Agent is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report or Weekly Report (for any reason other than receipt of Collections or such Receivable becoming a Defaulted Receivable), or

(v)                         any of the representations or warranties of the Borrower set forth in Section 5.1(g), Section 5.1(i), Section 5.1(j), Section 5.1(q), Section 5.1(r), Section 5.1(s), Section 5.1(t), Section 5.1(u) or Section 5.1(y) were not true when made with respect to any Purchased Receivable, then, on such day as notice has been given to Borrower by any Lender or Agent of such occurrence or an Authorized Officer of the Borrower shall have knowledge thereof, the Borrower shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable, and (in either case), (1) at all times prior to an Amortization Event, if as a result of such Deemed Collection a Borrowing Base Deficiency would occur, not later than two Business Days thereafter the Borrower shall pay to the Agent’s Account an amount necessary to cure such Borrowing Base Deficiency and (2) at all times after an Amortization Event has occurred, not later than two Business Days thereafter the Borrower shall pay an amount equal to such Deemed Collection to the Agent’s Account to be distributed in the same manner as actual cash collections are distributed pursuant to Section 2.3 hereof.

If the Borrower pays the Outstanding Balance of any Purchased Receivable under clause (B) above, the Agent agrees to release all right, title and interest it may have in and to such Purchased Receivable and the Related Security relating solely to such Receivable to the extent the applicable Originator is required to repurchase such Receivable from the Borrower, and does repurchase such Receivable, in accordance with the terms of the Receivables Sale Agreement.

Section 1.5.                   Payment Requirements and Computations.  All amounts to be paid or deposited by a Borrower Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Pittsburgh, Pennsylvania time) on the day when due in immediately available funds, and if not received before 12:00 noon (Pittsburgh, Pennsylvania time) shall be deemed to be received on the next succeeding Business Day.  If such amounts are payable to the Agent for the account of any Lender, they shall be paid to the Agent’s Account, for the account of such Lender until otherwise notified by the Agent.  All computations of Interest which accrues at the Alternate Base Rate shall be made on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed in the applicable Interest Period.  All computations of Interest (other than Interest which accrues at the Alternate Base Rate), per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed in the applicable Interest Period.  If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.6.                   Letters of Credit.  (a) Letter of Credit Commitment.  Subject to the terms and conditions hereof, the LC Issuer agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day prior to the Facility Termination Date in such form as may be approved from time to time by the LC Issuer; provided that the LC Issuer shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the

Aggregate Credit Exposure would exceed the lesser of (x) the Facility Limit and (y) the Net Pool Balance less the Required Reserve.

Each Letter of Credit shall:

(i)                          be denominated in U.S. Dollars;

(ii)                          be issued to a beneficiary at the direction of an Originator in connection with the sale and purchase of a Purchased Receivable;

(iii)                           expire no later than the earlier of (A) the day that such Letter of Credit is fully drawn, (B) the date that is 12 months after the Facility Termination Date, and (C) 12 months from the date of issuance; provided that, any Letter of Credit with a 12-month term may provide for the renewal thereof for additional periods of 12 months (which in no event shall extend beyond the date referred to in clauses (A) and (B) of this paragraph); and

(iv)                         be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Issuer or the International Standby Practices ISP98-International Chamber of Commerce Publication Number 590, and any amendments or revisions thereof adhered to by the LC Issuer, as determined by the LC Issuer; provided, however, that in the event the beneficiary of any Letter of Credit requires that such Letter of Credit be issued under one of the foregoing set of standards, such Letter of Credit shall be subject to such specified standard.

Amounts drawn on any Letter of Credit may not be reinstated and the maximum amount of such Letter of Credit shall be permanently and irrevocably reduced by an amount equal to all amounts drawn thereon.  Letters of Credit that have been fully drawn shall be deemed to have expired and shall not be revived.  As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Transaction Documents, a Letter of Credit issued and outstanding hereunder pursuant to Section 13.13.

(b)                               Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the LC Issuer issue a Letter of Credit by delivering to the LC Issuer, at its address for notices specified herein, a Letter of Credit Request therefor, completed to the satisfaction of the LC Issuer, and such other certificates, documents and other papers and information as the LC Issuer may request.  Any such Letter of Credit Request must be received by the LC Issuer by no later than 12:00 noon (Pittsburgh) time, two (2) Business Days prior to the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between the LC Issuer and the Borrower.

Upon receipt of any Letter of Credit Request, the LC Issuer will process such Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to the terms and conditions set forth herein, promptly issue the Letter of Credit requested thereby (but in no event shall the LC Issuer be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the LC Issuer and the Borrower.  The LC Issuer shall promptly furnish a copy of such Letter of Credit to the Borrower.

(c)                                  Fees, Commissions and Other Charges.  The Borrower shall pay to the LC Issuer the Letter of Credit Issuance Fee with respect to each Letter of Credit issued by the LC Issuer, as set forth in the Fee Letter.  In addition, the Borrower shall pay the LC Issuer $150 in connection with any amendment of any Letter of Credit.

(d)                                 Reimbursement Obligations of the Borrower.  (i)  Upon the making of any LC Advance, the Borrower shall be obligated (whether from funds in the Letter of Credit Collateral Account or other sources or funds) to reimburse, in same day funds, in U.S. dollars, the LC Issuer for the amount of any LC Advance and any taxes and any reasonable fees, charges or other costs or expenses incurred by the LC Issuer in connection with the related Letter of Credit (collectively, the “LC Amounts”).  Upon the making of any LC Advance, the LC Issuer shall withdraw funds from the Letter of Credit Collateral Account (if any) in an amount equal to the LC Amounts resulting from such LC Advance (or if the balance of funds on deposit in such account at such time is less than such LC Amounts, such lesser amount) and apply the amount so withdrawn against the LC Amounts resulting from such LC Advance.  If the reimbursement obligation as to the LC Amounts is not satisfied by withdrawal of funds on deposit in the Letter of Credit Collateral Account, the Borrower shall reimburse such amounts by obtaining Loans pursuant to Section 1.6(d)(ii) below.

(ii)                          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, the LC Issuer shall promptly notify each Lender, the Agent and the Borrower of the date and amount thereof (such notice hereinafter referred to as a “Notice of LC Draw”).  Each Notice of LC Draw shall set forth the amount of the requested drawing or demand, the amount of funds then on deposit in the Letter of Credit Collateral Account, and the amount of any unreimbursed LC Amount that will remain after the LC Issuer withdraws funds from the Letter of Credit Collateral Account pursuant to Section 1.6(d)(i) (such amount, the “Unreimbursed LC Amount”).  The Borrower shall be obligated to immediately reimburse the LC Issuer for such Unreimbursed LC Amount from other sources or funds.  If the Borrower shall not have satisfied its obligation to reimburse the LC Issuer for the Unreimbursed LC Amount from other sources or funds, the LC Issuer shall promptly notify the Agent and each Lender of such non-payment and the Lenders shall reimburse the LC Issuer for its Percentage of the Unreimbursed LC Amount (a “Lender Reimbursement Payment”), whereupon the Agent and each Lender will be deemed to have received a timely Borrowing Request that the Lenders make a Loan on such date in the amount of the Unreimbursed LC Amount.  If any Lender so notified fails to make available to the LC Issuer the amount of such Lender’s Lender Reimbursement Payment by 2:00 p.m. (Pittsburgh, Pennsylvania time) on the date of the applicable LC Advance under the applicable Letter of Credit (the “Drawing Date”), then the Lender shall pay to the LC Issuer interest with respect to such Lender’s obligation to make such Lender

Reimbursement Payment, from the Drawing Date to the date on which such Lender makes such payment at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) the Alternate Base Rate on and after the fourth day following the Drawing Date.  If any Lender makes any such Lender Reimbursement Payment to reimburse the LC Issuer for the Unreimbursed LC Amount pursuant to the foregoing sentence, the amounts payable pursuant to the then outstanding reimbursement obligations owed by the Borrower to the LC Issuer shall be paid to such Lender to reimburse such Lender for its Lender Reimbursement Payment made to the LC Issuer.  If the Borrower is obligated to reimburse the LC Issuer for an Unreimbursed LC Amount from other sources or funds as provided above, and the Borrower shall fail to reimburse the LC Issuer for such Unreimbursed LC Amount in full or a Lender Reimbursement Payment is made by any Lender, such Unreimbursed LC Amount and/or Lender Reimbursement Payment, as applicable, shall bear interest at the Default Rate until payment in full.  Each Lender acknowledges and agrees that its obligation to make a Lender Reimbursement Payment in accordance with this Section 1.6(d)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Sections 1.1, 1.2 or 6.2.

(e)                                  Repayment of Lender Reimbursement Payments.   (i) Upon (and only upon) receipt by the LC Issuer for its account of immediately available funds from or for the account of the Borrower (x) in reimbursement of any payment made by the LC Issuer under a Letter of Credit with respect to which any Lender has made a Lender Reimbursement Payment to the LC Issuer or (y) in payment of Interest on the Loans made or deemed to have been made in connection with any draw under a Letter of Credit, the LC Issuer will distribute to each Lender, ratably (based on the outstanding drawn amounts funded by each such Lender in respect of such Letter of Credit), such funds received from or for the account of the Borrower by the LC Issuer; it being understood, that the LC Issuer shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any Lender.  Any such amounts received by the LC Issuer and distributed to a Lender will be applied to reduce the Advances Outstanding related to such Lender or, if such distribution is in respect of Interest, be applied to Interest then due and payable on such Lender’s Loans.

(ii)                          If the LC Issuer is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Event of Bankruptcy, any portion of the payments made by the Borrower to the LC Issuer pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fees thereon, each Lender shall, on demand of the LC Issuer, forthwith return to the LC Issuer the amount of its Percentage of any amounts so returned by the LC Issuer plus interest at the Federal Funds Effective Rate, from the date the payment was first made to such Lender through, but not including, the date the payment is returned by such Lender.

(f)                                  Obligations Absolute.  The Borrower’s obligations under this Section 1.6 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, the Agent, any beneficiary of a Letter of Credit or any other Person.

The Borrower also agrees with the LC Issuer that the LC Issuer shall not be responsible for, and the Borrower’s reimbursement obligations under Section 1.6(d) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, insufficient, fraudulent or forged, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iv) any change in the time, manner and place of payment of, or in any other term of all or any of the obligations of the Borrower in respect of any Letter of Credit or any amendment or waiver or any consent to departure from the terms of any Letter of Credit or any document executed or delivered in connection with the issuance or payment thereof, or (v) any payment by the LC Issuer of any Letter of Credit against presentation of any document or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the LC Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, except to the extent such actions, errors or omissions constitute or are caused by the LC Issuer’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.

The LC Issuer shall not be liable for (i) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; (ii) any error in translation or interpretation of technical terms; (iii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iv) the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or (v) any other consequences arising from causes beyond the LC Issuer’s or the LC Issuer’s correspondents’ control, except for actions, errors or omissions constituting or caused by the LC Issuer’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower agrees that any action taken or omitted by the LC Issuer under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the LC Issuer to the Borrower.  The responsibility of the LC Issuer to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(g)                                  Notwithstanding the foregoing or anything else to the contrary contained herein, LC Issuer shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any governmental authority or regulatory body or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Letter of Credit, or any law applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any governmental authority or regulatory body or arbitrator with jurisdiction over the LC

Issuer (x) shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (y) shall impose upon the LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise entitled to be compensated hereunder) not in effect on the Closing Date, or (z) shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Issuer in good faith deems material to it; provided that, in the cases of clauses (y) and (z), the LC Issuer shall have provided written notice to the Borrower of its refusal to issue any Letter of Credit and the specific reasons therefor and the Borrower shall not have compensated the LC Issuer for the imposition of such restriction, reserve or capital requirement or reimbursed the LC Issuer for such loss, cost or expense, as applicable; (ii) the issuance of such Letter of Credit would otherwise conflict with, or cause the LC Issuer to exceed any limits imposed by, any applicable law; or (iii) the issuance of such Letter of Credit would violate one or more policies of the LC Issuer applicable to letters of credit generally.  The LC Issuer shall not be obligated to modify any Letter of Credit if (A) the LC Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(h)                                 Letter of Credit Requests.  To the extent that any provision of any Letter of Credit Request is inconsistent with the provisions of this Section 1.6, the provisions of this Section 1.6 shall apply.

(i)                                     The Borrower authorizes and directs the LC Issuer to name the Borrower as the “Applicant” or “Account Party” of each Letter of Credit; provided, that any such Letter of Credit may indicate that it is issued on behalf of ABF or an Affiliate of ABF  Notwithstanding that a Letter of Credit issued or otherwise outstanding hereunder is in support of any obligations of a Person other than the Borrower, the Borrower shall be obligated to reimburse the LC Issuer hereunder for any and all drawings under such Letter of Credit as provided in this Agreement.

(j)                                    Letter of Credit Collateral Account.  Immediately prior to the occurrence of the Facility Termination Date, if any Letters of Credit are outstanding and undrawn, the LC Issuer shall notify the Agent of (i) the amount of all Letter of Credit Issuance Fees, LC Fronting Fees, and Default LC Participation Fees (in each case as such term is defined in the Fee Letter) to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Issuer, the “LC Fee Expectation”) plus (ii) the amount necessary to fully Cash-Collateralize all outstanding Letters of Credit (the sum of (i) and (ii) referred to herein as the “Termination Date Collateral Account Deficiency”) and the Borrower shall be deemed to have timely given a Borrowing Request to the Agent pursuant to Section 1.2 requesting the Lenders to make a Loan on such date in the amount of such Termination Date Collateral Account Deficiency; provided, that solely for purposes of such Loan, the conditions precedent set forth in Section 6.2 hereof shall not be applicable.  The Agent shall notify the Lenders of such Loan and each Lender shall deposit the proceeds of its Loan into the Letter of Credit Collateral Account.

Section 1.7.                   Records of Loans and Lender Reimbursement Payments.  Each Lender shall record in its records, the date and amount of each Loan and Lender Reimbursement Payment made by such Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Such records shall be conclusive and binding absent manifest error.  The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the outstanding principal balance of all Loans of each Lender, together with all Interest accruing thereon and all other Aggregate Unpaids.

Section 1.8.                   Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                          Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)                          Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuer hereunder; third, to Cash-Collateralize the LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section1.8(d); fourth, as the Borrower may request (so long as no Amortization Event or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash-Collateralize the LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section1.8(d); sixth, to the payment of any amounts owing to the Lenders or the LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the LC Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if (x) such payment is a payment of the principal amount of any Loans or LC Draws in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and unreimbursed LC Advances owed to, all Non-

Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or unreimbursed LC Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 1.8(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash-Collateral pursuant to this Section1.8(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                           Certain Fees.  (A)  No Defaulting Lender shall be entitled to receive any Facility Fee (as such term is defined in the Fee Letter) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) except to the extent of (1) the outstanding principal amount of the Loans funded by it, and (2) its Percentage of the stated amount of Letters of Credit for which it has provided Cash-Collateral pursuant to Section 1.8(a)(v).

(B)                         Each Defaulting Lender shall be entitled to receive the Default LC Participation Fee (as such term is defined in the Fee Letter) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash-Collateral pursuant to Section 1.8(a)(v).

(C)                         With respect to any Facility Fee or Default LC Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the LC Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                         Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                         Cash-Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash-Collateralize the LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 1.8(d).

(b)                                 Defaulting Lender Cure.  If the Borrower, the Agent and the LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held by the Lenders in the correct Percentage in accordance with the Commitments (without giving effect to Section 1.8(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Letters of Credit.  So long as any Lender is a Defaulting Lender, the LC Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)                                 Cash-Collateral.  (i)  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent or the LC Issuer (with a copy to the Agent) or such later period as set forth in such written request,  the Borrower shall Cash-Collateralize the LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 1.8(a)(iv)) and any Cash-Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii)                          Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Agent, for the benefit of the LC Issuer, and agrees to maintain, a first priority security interest in all such Cash-Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (iii) below.  If at any time the Agent determines that Cash-Collateral is subject to any right or claim of any Person other than the Agent and the LC Issuer as herein provided, or that the total amount of such Cash-Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash-Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash-Collateral provided by the Defaulting Lender).

(iii)                           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash-Collateral provided under this Section 1.8 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash-Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash-Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)                         Termination of Requirement.  Cash-Collateral (or the appropriate portion thereof) provided to reduce the LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash-Collateral pursuant to this Section 1.8 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and the LC Issuer that there exists excess Cash-Collateral; provided that, subject to this Section 1.8 the Person providing Cash-Collateral and the LC Issuer may agree that Cash-Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash-Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Transaction Documents.

ARTICLE II

PAYMENTS AND COLLECTIONS

Section 2.1.                   Payments of Recourse Obligations.  The Borrower hereby promises to pay the following (collectively, the “Recourse Obligations”):

(a)                        all amounts due and owing under Section 1.3 or Section 1.4 on the dates specified therein or in order to cure a Borrowing Base Deficiency within two (2) Business Days of knowledge of an Authorized Officer of the Borrower or notice from Agent or a Lender of the occurrence thereof;

(b)                         the fees set forth in the Agent Fee Letter and the Fee Letter on the dates specified therein;

(c)                         all accrued and unpaid Interest on the Loans accruing Interest at the Alternate Base Rate or the Default Rate on each Settlement Date applicable thereto;

(d)                         all accrued and unpaid Interest on the Loans accruing Interest at the LIBO Rate on the last day of each Interest Period applicable thereto;

(e)                         all LC Amounts and LC Obligations; and

(f)                        all Broken Funding Costs and Indemnified Amounts upon demand.

Section 2.2.                   Collections Prior to the Facility Termination Date.  (a) Prior to the Facility Termination Date, any Deemed Collections and any Collections received by the Servicer shall be set aside in the Master Collection Accounts and held in trust by the Servicer for the payment of any accrued and unpaid Recourse Obligations as provided in this Section 2.2.  Any Collections not required to be set aside pursuant to the foregoing sentence may be distributed prior to the next Settlement Date to the Servicer in respect of the Servicing Fee or to the Borrower for purposes of purchasing new Receivables pursuant to the Receivables Sale Agreement or paying down the Subordinated Notes or, to the extent that the aggregate amount in the Master Collection Accounts available for distribution on any day exceeds the sum of (i) the purchase price of the Receivables to then be purchased under the Receivables Sale Agreement, (ii) the amounts outstanding and payable under the Subordinated Notes and (iii) any other Recourse Obligations payable on or prior to the next scheduled Settlement Date, such excess amount may be distributed by the Borrower to its equity holders in accordance with the terms of the Borrower’s limited liability company agreement so long as a Borrowing Base Deficiency will not result from such proposed distribution.

(b)                                  On each Settlement Date and, with respect to clause “first” and “fourth” below, on the last day of each Interest Period for a LIBO Loan and on the date any prepayment of the Advances Outstanding and/or Cash-Collateralization of the LC Obligations is required pursuant to Section 1.3 hereof, prior to the Facility Termination Date, the Servicer shall apply the amounts set aside in the Master Collection Accounts that are not permitted to be distributed to the Borrower under Section 2.2(a) (if not previously paid in accordance with Section 2.1) in the order specified below:

first, ratably to each Lender towards the payment of all accrued and unpaid Interest and Broken Funding Costs (if any) that are then due and owing to such Lender;

second, to the extent funds are available therefor after payment of clause first, to the Servicer, the accrued and unpaid Servicing Fee;

third, to the extent funds are available therefor after payment of clauses first and second, ratably to each Lender towards the payment of all accrued and unpaid fees under the Fee Letter (if any) that are then due and owing to such Lender;

fourth, to the extent funds are available therefor after payment of clauses first through third, if required under Section 1.3 or Section 1.4 or in order to avoid an Amortization Event or Unmatured Amortization Event under Section 9.1(o), (i) first, to each Lender toward the ratable reduction of the Aggregate Loan Amount; provided, that such application shall be made to such Loans as will, and otherwise in a manner reasonably calculated to, minimize the Borrower’s liability for Broken Funding Costs as a result of such application of such funds in reduction of the Aggregate Loan Amount, and (ii) second, to the Letter of Credit Collateral Account to Cash-Collateralize the LC Obligations (which shall reduce the Aggregate Credit Exposure);

fifth, to the extent funds are available therefor after payment of clauses first through fourth, to the Secured Parties for the ratable payment of all other unpaid Recourse Obligations, if any, that are then due and owing to such Secured Parties; and

sixth, to the extent funds are available therefor after payment of clauses first through fifth, the balance, if any, to the Borrower or otherwise in accordance with the

Borrower’s instructions, provided, however, that if any event has occurred and is continuing that would constitute an Amortization Event, Unmatured Amortization Event, Unmatured Servicer Termination Event or a Servicer Termination Event, any funds available to be applied pursuant to this clause sixth shall be retained in the Master Collection Accounts (unless otherwise consented to in writing by the Agent) until (i) such time as the event that would constitute an Amortization Event, Unmatured Amortization Event, Unmatured Servicer Termination Event or Servicer Termination Event has been cured or waived in accordance with the terms of this Agreement, at which time such amounts shall be paid to the Borrower or (ii) the Agent has declared the Facility Termination Date, at which time such amounts shall be applied in accordance with Section 2.3.

(c)                                  In the event that a Collection Notice has been delivered pursuant to any Collection Account Agreement, all amounts received in any Collection Account shall, at the sole discretion of the Agent or at the direction of the Majority Lenders, either (i) be retained in such Collection Account or other account of the Agent for such day, Interest Period or part thereof and applied on the next following Settlement Date or the last day of any Interest Period occurring prior to the next following Settlement Date in accordance with the terms of this Agreement until the Advances Outstanding and all other amounts owing hereunder are paid in full and all LC Obligations have been Cash-Collateralized in full, or (ii) be released to the Borrower and applied in accordance with the terms of this Agreement.

Section 2.3.                   Application of Collections After the Facility Termination Date.  (a) On the Facility Termination Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the benefit of the Secured Parties, all Collections received on each such day.  On and after the Facility Termination Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Agent remit to the Agent’s Account the amounts set aside pursuant to the preceding sentence.  The Agent shall apply such amounts on each Settlement Date, and, with respect to clause “second” and “fifth” below, on the last day of each Interest Period for a LIBO Loan, and on each other Business Day it so chooses in the order specified below:

first, to the reimbursement of the Agent’s costs of collection and enforcement of this Agreement,

second, to the extent funds are available therefor after payment of clause first, ratably to each Lender toward the payment of all accrued and unpaid Interest and Broken Funding Costs payable to such Lender, third, to the extent funds are available therefor after payment of clauses first and second, to the Servicer, the accrued and unpaid Servicing Fee,

fourth, to the extent funds are available therefor after payment of clauses first through third, ratably to each Lender toward the payment of all accrued and unpaid fees under the Fee Letter payable to such Lender, fifth, to the extent funds are available therefor after payment of clauses first through fourth, (i) first, to the Lenders toward the ratable reduction of the Aggregate Loan Amount; provided, that such application shall be made to such Loans as will, and otherwise in a manner reasonably calculated to, minimize the Borrower’s liability for Broken Funding Costs as a result of such application of such funds in reduction of the Aggregate Loan Amount, and (ii) second, to the Letter of Credit Collateral Account an amount equal to the LC Fee Expectation at such time plus the amount necessary to Cash-Collateralize the LC Obligations (which shall reduce the Aggregate Credit Exposure), sixth, to the extent funds are available therefor after payment of clauses first through fifth, to the Secured Parties toward the ratable payment of all other Aggregate Unpaids payable to such Secured Parties, and seventh, to the extent funds are available therefor after payment of clauses first through sixth, to the Borrower.

Section 2.4.                   Payment Rescission.  No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason.  The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus interest thereon at the Default Rate from the date of any such rescission, return or refunding.

Section 2.5.                   Clean Up Call; Release of Security Interests.  (a) The Servicer (so long as the Servicer is an Affiliate of the Borrower) shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Credit Exposure to a level that is less than 10.0% of the highest Aggregate Credit Exposure during the term of this Agreement, to purchase all of the remaining Purchased Receivables from the Borrower for the fair and reasonably equivalent value thereof, but in no event shall the amount paid pursuant to any such purchase be less than the Aggregate Unpaids through the date of such purchase, provided, however, that any portion of the Aggregate Unpaids consisting of unpaid accrued Interest shall only be paid on such date if so requested by the Agent, on behalf of the Lenders, in its sole discretion, otherwise such Interest shall be payable on the next occurring Settlement Date.  Such payment shall be payable in immediately available funds to the Agent’s Account.  Upon such prepayment, the Agent shall release any Adverse Claim on such Receivables, Related Security and Collections with respect thereto created by the Agent.  Such release shall be without representation, warranty or recourse of any kind by, on the part of, or against the Lenders or the Agent.

(b)                     On the Final Payout Date, the Agent on behalf of the Secured Parties shall be considered to have released, free and clear of any Adverse Claim created by the Agent (but otherwise shall be without representation, warranty or recourse of any kind by, on the part of, or against the Secured Parties or the Agent) to the Borrower the Agent’s (on behalf of the Secured Parties) security interest in the Purchased Receivables, Related Security and Collections with respect thereto and shall at the request, and sole cost and expense, of the Borrower, execute and deliver to the Borrower, all such documents or instruments as are necessary to terminate the Agent’s security interest on behalf of the Secured Parties in the Purchased Receivables, Related Security and Collections with respect thereto.

Section 2.6.                   Application of Cash Collateral.  (a)  Upon the making of any LC Advance, the LC Issuer shall first seek to withdraw funds from the Letter of Credit Collateral Account as required under Section 1.6(d)(i) above and apply the amount so withdrawn against the LC Amounts resulting from such LC Advance, and any remaining Unreimbursed LC Amount shall be repaid pursuant to Section 1.6(d)(ii).

(b)                     If on any Settlement Date prior to the Facility Termination Date, the balance of funds in the Letter of Credit Collateral Account exceeds the aggregate Cash-Collateral Amount for all outstanding LC Obligations, unless an Amortization Event, Servicer Termination Event, Unmatured Amortization Event or Unmatured Servicer Termination Event shall exist and be continuing, the LC Issuer shall release and pay the excess funds to the Borrower, including to make a payment to the applicable Originator in connection with a LC Reduction Amount.

(c)                     If on any Settlement Date on or after the Facility Termination Date, the balance of funds in the Letter of Credit Collateral Account exceeds the aggregate Cash-Collateral Amount for all outstanding LC Obligations and the LC Fee Expectation, the LC Issuer shall deposit such excess funds into the Master Collection Accounts to be applied pursuant to Section 2.3 hereof.

ARTICLE III

[RESERVED]

ARTICLE IV

LOANS

Section 4.1.                   Loans.  Prior to the occurrence of an Amortization Event, the outstanding principal amount of each Loan shall accrue Interest for each day during the related Interest Period at either the LIBO Rate or the Alternate Base Rate, as applicable, in accordance with the terms and conditions hereof.  Until the Borrower gives the required notice to the Agent of another Interest Rate in accordance with Section 4.3, the initial Interest Rate for any Loan shall be the LIBO Rate (unless the Default Rate is then applicable).

Section 4.2.                   Interest Payments.  On each Settlement Date, the Borrower shall pay to the Agent (for the benefit of the Lenders) an aggregate amount equal to the accrued and unpaid Interest on each Loan for the entire Interest Period of each Loan in accordance with Article II.

Section 4.3.                   Loan Interest Rates.  At the date of each borrowing of a Loan and at the commencement of each Interest Period (with the required prior notice described in this Section 4), the Borrower may select the LIBO Rate (subject to Section 4.4 below) or the Alternate Base

Rate as the Interest Rate applicable for each Loan during such Interest Period.  The Borrower shall by 12:00 noon (Pittsburgh, Pennsylvania time): (a) at least three (3) Business Days prior to the commencement of any Interest Period with respect to which the LIBO Rate is being requested as a new Interest Rate and (b) at least one (1) Business Day prior to the commencement of any Interest Period with respect to which the Alternate Base Rate is being requested as a new Interest Rate, give the Agent irrevocable notice of the new Interest Rate for the Loan associated with such new Interest Period and the duration of such Interest Period.

Section 4.4.                   Suspension of the LIBO Rate.  (a) If any Lender notifies the Agent that it has determined that funding its Loans at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Loan at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Loan at such LIBO Rate, then the Agent will promptly notify the Borrower Parties and the Agent shall suspend the availability of such LIBO Rate and require the Borrower to select the Alternate Base Rate for any Loans accruing Interest at such LIBO Rate; provided, however, the failure to so notify any Borrower Party shall not result in the non-suspension of the availability of such LIBO Rate.

(b)                     Upon the occurrence of any event giving rise to the operation of Section 4.4(a) with respect to any Lender, such Lender will, if requested by the Borrower, to the extent permissible under applicable law, endeavor in good faith to change the funding office at which it books its ratable share of any Loan accruing Interest at a LIBO Rate hereunder if such change would make it lawful for such Lender to fund such Loan at a LIBO Rate; provided, however, that such change may be made in such manner that such Lender, in its sole and reasonable determination, suffers no unreimbursed cost or expense or any disadvantage whatsoever.

Section 4.5.                   Default Rate.  From and after the occurrence of an Event of Default, all Loans shall accrue Interest at the Default Rate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1.                   Representations and Warranties of the Borrower Parties.  Each Borrower Party hereby represents and warrants to the Agent, the Lenders and the LC Issuer, as to itself, as of the date hereof and as of the date of each Credit Extension that:

(a)                        Existence and Power.  Such Borrower Party’s jurisdiction of organization is correctly set forth in the preamble to this Agreement and such jurisdiction is its sole jurisdiction of organization.  Such Borrower Party is duly organized under the laws of its jurisdiction of organization and is a “registered organization” as defined in the UCC in effect in such jurisdiction.  Such Borrower Party is validly existing and in good standing under the laws of its jurisdiction of organization and no other state or jurisdiction, and such jurisdiction is either Delaware or a jurisdiction that is required to maintain a public record showing the organization to have been organized.  Such Borrower Party is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b)                         Power and Authority; Due Authorization, Execution and Delivery.  The execution and delivery by such Borrower Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of the Borrower, the Borrower’s use of the proceeds of Loans made hereunder, are within its entity power and authority and have been duly authorized by all necessary entity action on its part.  This Agreement and each other Transaction Document to which such Borrower Party is a party has been duly executed and delivered by such Borrower Party.

(c)                         No Conflict.  The execution and delivery by such Borrower Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Borrower Party or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)                         Governmental Authorization.  Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Borrower Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)                         Actions, Suits.  There are no actions, suits or proceedings pending, or to the best of such Borrower Party’s knowledge, threatened, against it, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect.  Such Borrower Party is not in default with respect to any order of any court, arbitrator or governmental body which default could reasonably be expected to have a Material Adverse Effect.

(f)                        Binding Effect.  This Agreement and each other Transaction Document to which such Borrower Party is a party constitute the legal, valid and binding obligations of such Borrower Party enforceable against such Borrower Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)                          Accuracy of Information.  All information (other than any projection or other forward-looking information) heretofore furnished by such Borrower Party or any of its Affiliates to the Agent, the LC Issuer or any Lender for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information (other than any projection or other forward-looking information) hereafter furnished by such Borrower Party or any of its Affiliates to the Agent, the LC Issuer or any Lender will be, true and accurate in every material respect on the date such information is stated or certified (unless such representations and warranties are made as of an earlier date) and does not and will not contain any material misstatement of fact.

(h)                         Use of Proceeds.  No proceeds of any Loan or Letter of Credit hereunder will be used by such Borrower Party (i) for a purpose that violates, or would be inconsistent with, (A) Section 7.2(e) of this Agreement or (B) Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended other than the repurchase of equity securities of the Parent so long as such repurchase does not violate Sections 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.  No proceeds of any Loan or Letter of Credit hereunder will be used by such Borrower Party (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws or (ii) in any manner that would result in the violation in any material respect of any applicable Sanctions.

(i)                          Good Title.  The Borrower is (i) the legal and beneficial owner of the Purchased Receivables and (ii) is the legal and beneficial owner of the Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s ownership interest in each Purchased Receivable and all other items of Collateral in which an interest therein may be perfected by the filing of a financing statement under Article 9 of the UCC and proceeds of the foregoing.

(j)                         Perfection.  This Agreement is effective to create a valid security interest in favor of the Agent for the benefit of the Secured Parties in the Pledged Assets and a valid security interest in favor of the Agent for the benefit of the LC Issuer in the Letter of Credit Collateral to secure payment of the Aggregate Unpaids, free and clear of any Adverse Claim except as created by the Transaction Documents.  There have been duly filed all financing statements or other similar instruments or documents necessary under the applicable UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Secured Parties) security interest in the Purchased Receivables and the Letter of Credit Collateral, and all other items of Collateral in which a security interest therein may be perfected by the filing of a financing statement under Article 9 of the applicable UCC and the proceeds of the foregoing.  Such Borrower Party’s jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest’s obtaining priority over the rights of a lien creditor which respect to collateral.

(k)                         Places of Business and Locations of Records.  The jurisdiction of organization, principal places of business and chief executive office of such Borrower Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 13.3(a) has been taken and completed.  The Borrower’s Federal Employer Identification Number is correctly set forth on Exhibit III.

(l)                          Collections.  The conditions and requirements set forth in subclauses (i), (ii), (iii) and (iv) of Section 7.1(j) and Section 8.2 have at all times since the Restatement Date, been satisfied and duly performed.  The conditions and requirements set forth in subclause (v) of Section 7.1(j) have been satisfied from and after the Restatement Date.  The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof).  The names and addresses of all Segregated Account Banks, together with the account numbers of the Segregated Accounts at each Segregated Account Bank and the post office box number of each Lock-Box, are listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof).  The Borrower has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box, Segregated Account or Collection Account, or the right to take dominion and control of any such Lock-Box, Segregated Account or Collection Account at a future time or upon the occurrence of a future event.

(m)                        Material Adverse Effect.  (i) The Servicer represents and warrants that since December 31, 2016, no event has occurred that would have a material adverse effect on the financial condition or operations of the Servicer and its Subsidiaries taken as a whole or the ability of the Servicer to perform its obligations under this Agreement, and (ii) the Borrower represents and warrants that since the Restatement Date, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of the Borrower, (B) the ability of the Borrower to perform its obligations under the Transaction Documents, or (C) the collectibility of the Purchased Receivables generally or any material portion of the Purchased Receivables, in the case of both (i) and (ii), other than any events or matters relating to multi-employer pension contingencies, of the type disclosed and discussed in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC.

(n)                         Names.  The name in which the Borrower has executed this Agreement is identical to the name of the Borrower as indicated on the public record of its state of organization which shows the Borrower to have been organized.  In the past five (5) years, the Borrower has not used any entity names, trade names or assumed names other than the name in which it has executed this Agreement and ABF Freight Funding LLC.

(o)                         Ownership of the Borrower.  The Parent owns, directly or indirectly, 100% of the equity member interests of the Borrower.

(p)                         Not an Investment Company.  Such Borrower Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q)                         Compliance with Law.  Such Borrower Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Anti-Corruption Laws and applicable Sanctions, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Purchased Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r)                         Compliance with Credit and Collection Policies.  Such Borrower Party has complied in all material respects with the Credit and Collection Policies with regard to each Purchased Receivable and the related Contract, and has not made any material change to the Credit and Collection Policies, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii).

(s)                         Payments to Originator.  With respect to each Purchased Receivable transferred to the Borrower under the Receivables Sale Agreement, the Borrower has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt.  No transfer by an Originator of any Purchased Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t)                         Enforceability of Contracts.  Each Contract with respect to each Purchased Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Purchased Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)                         Eligible Receivables.  Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Monthly Report or Weekly Report was an Eligible Receivable on such date.

(v)                         Facility Limit and Maximum Loan Amount.  Immediately after giving effect to each Credit Extension hereunder, the Aggregate Credit Exposure is less than or equal to the lesser of (i) the Facility Limit and (ii) the Net Pool Balance minus the Required Reserve.

(w)                          Accounting.  The Borrower Parties will treat the transfer of the Purchased Receivables to the Borrower pursuant to the Receivables Sale Agreement as an absolute conveyance and true sale on their respective books and records; provided that, the notes to the consolidated financial statements of the Parent and its consolidated Subsidiaries will disclose that the Purchased Receivables have been purchased by the Borrower in transactions contemplated by this Agreement and the Receivables Sale Agreement.

(x)                         Separateness.  From the date of the formation of the Borrower, the Borrower has complied with all provisions of Section 7.1(i) applicable to it.

(y)                         Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.  (i)  Each Borrower Party and their respective officers and employees and to such Borrower Party’s knowledge its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the Borrower Parties nor, to the knowledge of each Borrower Party, any of its directors, officers or employees, is a Sanctioned Person.  No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions in any material respect.

(ii)                          Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.  Each Borrower Party is in compliance in all material respects with the PATRIOT Act.

ARTICLE VI

CONDITIONS OF CREDIT EXTENSIONS

Section 6.1.                   Conditions Precedent to Amendment and Restatement.  The amendment and restatement of the Existing Loan Agreement on the terms and conditions set forth herein is subject to the conditions precedent that (a) the Agent shall have received on or before the Restatement Date the documents listed on Schedule A and (b) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement, the Agent Fee Letter and the Fee Letter.

Section 6.2.                   Conditions Precedent to All Credit Extensions.  The obligation of each Lender to make the initial Loan under this Agreement and each subsequent Loan and the LC Issuer to issue the initial Letter of Credit and each subsequent Letter of Credit are subject to the following further conditions precedent: (a) the Servicer shall have delivered to the Agent on or prior to the date of such Loan, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5, (b) upon the Agent’s request, the Servicer shall have delivered to the Agent at least three (3) days prior to such Loan an interim Monthly Report showing the amount of Eligible Receivables; (c) the Agent shall have received such other approvals, opinions or documents as it may reasonably request and (d) on each Borrowing Date and each date of a Letter of Credit Request, the following statements shall be true (and acceptance of the proceeds of such Loan or issuance of such Letter of Credit shall be deemed a representation and warranty by the Borrower that such statements are then true):

(i)                          the representations and warranties set forth in Section 5.1 are true and correct in all material respects (unless such representation and warranty is already qualified as to materiality) on and as of the date of such Credit Extension as though made on and as of such date of such Credit Extension, except to the extent such representations and warranties are expressly limited to an earlier date;

(ii)                          no event has occurred and is continuing, or would result from such Credit Extension, that will constitute an Amortization Event or a Servicer Termination Event and no event has occurred and is continuing, or would result from such Credit Extension, that would constitute an Unmatured Amortization Event;

(iii)                           the Facility Termination Date shall not have occurred;

(iv)                         the Credit Exposure of such Lender, if applicable, does not exceed its Commitment; and

(v)                         the Aggregate Credit Exposure does not exceed the lesser of (i) the Facility Limit in effect on such Borrowing Date or date of such Letter of Credit Request and (ii) the Net Pool Balance less the Required Reserve.

ARTICLE VII

COVENANTS

Section 7.1.                   Affirmative Covenants of the Borrower Parties.  Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Borrower Party hereby covenants, as to itself, as set forth below:

(a)                        Financial Reporting.  Such Borrower Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

(i)                          Annual Reporting.  Within 90 days after the close of each of its fiscal years, audited, unqualified consolidated financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for the Parent and its consolidated subsidiaries for such fiscal year certified in a manner acceptable to the Agent by Ernst & Young LLP, independent public accountants, or any other independent public accountants of recognized national standing.

(ii)                          Quarterly Reporting.  Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, the balance sheet and consolidated statements of income and a statement of cash flows for the Parent and its consolidated subsidiaries for the period from the beginning of such fiscal year to the end of such quarter, all certified by its respective chief financial officer, principal accounting officer, treasurer or corporate controller.

(iii)                           Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V which shall include, without limitation, calculations of the Adjusted Leverage Ratio for the most recently completed fiscal quarter, which is signed by an Authorized Officer of the Parent, and which is dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)                         Shareholders Statements and Reports.  Promptly after being mailed to the shareholders of the Parent copies of all financial statements, reports and proxy statements so furnished to them.

(v)                         S.E.C. Filings.  Promptly after becoming publicly available, copies of all registration statements and annual and quarterly periodic reports which the Parent or any of its Subsidiaries files with the SEC.  For so long as the Parent is subject to the periodic reporting obligations of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or files any registration statement with the SEC by means of the SEC’s EDGAR system, the Borrower Parties may comply with the covenants set forth in clauses (i), (ii) and (v) by filing of such registration statements and its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q required by such act on the SEC’s EDGAR system; provided, that one or more of the Borrower Parties shall notify, or cause to be notified, the Agent promptly upon any such electronic filing.

(vi)                         Copies of Notices.  Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent, the LC Issuer or a Lender, copies of the same.

(vii)                          Change in Credit and Collection Policies.  At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policies, a copy or description, as applicable, of the Credit and Collection Policies then in effect and a notice (A) indicating such change or amendment, and (B) requesting the Agent’s consent thereto.

(viii)                           Other Information.  Promptly, from time to time, such other information, documents, records or reports relating to (A) the financial condition or operations of such Borrower Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent, for the benefit of the Lenders, under or as contemplated by this Agreement or (B) the Receivables as the Agent may reasonably request.

(b)                         Notices.  Such Borrower Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)                          Amortization Events, Servicer Termination Event, Unmatured Servicer Termination Events or Unmatured Amortization Events.  The occurrence of each Amortization Event, Servicer Termination Event, Unmatured Servicer Termination Event and each Unmatured Amortization Event, by a statement of an Authorized Officer of such Borrower Party.

(ii)                          Judgments and Proceedings.  (A) The entry of any judgment or decree against the Servicer or its Subsidiaries if the amount of such judgment or decree then outstanding against the Servicer and its Subsidiaries exceeds $20,000,000 after deducting (1) the amount with respect to which the Servicer or any such Subsidiary, as the case may be, is insured and with respect to which the insurer has not disclaimed responsibility in writing, and (2) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory in the reasonable discretion of the Agent, and (B) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (C) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against the Borrower.

(iii)                           Material Adverse Effect.  The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)                         Termination Date.  The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v)                         Defaults Under Other Agreements.  The occurrence of a default or an event of default under any other financing arrangement pursuant to which the Borrower is a debtor or an obligor; or the occurrence of a default that could lead to an event of default or an event of default under any other financing arrangement in a principal amount greater than or equal to $20,000,000 pursuant to which the Servicer is a debtor or an obligor.

(vi)                         Notices under Receivables Sale Agreement.  Copies of all notices delivered under the Receivables Sale Agreement.

(vii)                          Appointment and Removal of Independent Manager.   The decision to appoint a new Manager of the Borrower as the “Independent Manager” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”  The Borrower shall not appoint a new Manager as the Independent Manager without first confirming such proposed new Independent Manager is acceptable to the Agent as evidenced in a writing executed by the Agent, which consent shall not be unreasonably withheld.

(c)                         Compliance with Laws and Preservation of Existence.  Such Borrower Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Anti-Corruption Laws and applicable Sanctions, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Such Borrower Party will preserve and maintain its entity existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d)                         Audits.  In addition to information that may be required pursuant to Section 7.1(a)(viii), each Borrower Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent or any Lender may reasonably request.  Such Borrower Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Borrower Party, permit the Agent, or its agents or representatives (and shall cause each Originator to permit the Agent or its agents or representatives):  (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Pledged Assets, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Pledged Assets or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Borrower or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”).  A Review of each Borrower Party shall occur no less frequently than annually.

(e)                         Keeping and Marking of Records and Books.  (i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information, in each such case as reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  The Servicer will (and will cause each Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)                          Such Borrower Party will (and will cause each Originator to) on or prior to the date hereof, mark its master data processing system and all accounts receivable reports generated thereby with a legend, reasonably acceptable to the Agent, describing the Agent’s security interest in the Pledged Assets.

(f)                        Compliance with Contracts and Credit and Collection Policies.  Such Borrower Party will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Purchased Receivables, in each case to the same extent as though such Contracts had not been transferred to the Agent and (ii) comply in all material respects with the applicable Credit and Collection Policies in regard to each Receivable and the related Contract.

(g)                          Performance and Enforcement of Receivables Sale Agreement.  The Borrower will, and will require each Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to the Borrower under the Receivables Sale Agreement.  The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, as the Borrower’s assignee) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h)                         Ownership.  The Borrower will (or will cause each Originator to) take all necessary action to establish and maintain, irrevocably in Borrower (i) legal and equitable title to the Purchased Receivables and the Collections and (ii) all of each Originator’s right, title and interest in the Related Security associated with the Purchased Receivables and the Letter of Credit Collateral, in each case, free and clear of any Adverse Claims, other than Adverse Claims in favor of the Agent, for the benefit of the Secured Parties (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Secured Parties)

security interest in the Pledged Assets and the Letter of Credit Collateral and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Secured Parties as the Agent may reasonably request); provided, however, that unless and until an Amortization Event, a Servicer Termination Event, an Unmatured Servicer Termination Event or an Unmatured Amortization Event has occurred, no Borrower Party shall be required to take any actions to establish, maintain or perfect the Agent’s ownership interest in the Related Security other than the filing of financing statements under the UCC of all appropriate jurisdictions.

(i)                          Separate Identity.  The Borrower acknowledges that the Agent, the LC Issuer and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from each Originator.  Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps, including, without limitation, all steps that the Agent or any Lender may from time to time reasonably request, to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of each Originator and any Affiliates thereof (other than the Borrower) and not just a division of any Originator or any such Affiliate.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower will:

(i)                          hold itself out to the public and conduct its own business in its own name and require that all full-time employees of the Borrower, if any, identify themselves as such and not as employees of any Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Borrower’s employees);

(ii)                          compensate all employees, consultants and agents directly, from the Borrower’s own funds, for services provided to the Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of any Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between the Borrower and such Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to the Borrower and such Originator or such Affiliate, as applicable;

(iii)                           maintain separate stationery, invoices, checks and other business forms in its own name;

(iv)                         conduct all transactions with the Originators and the Servicer (including, without limitation, any delegation of its obligations hereunder to the Servicer) strictly on an arm’s-length basis, allocate fairly and reasonably all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Borrower and the Originators on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(v)                         at all times have at least one Independent Manager;

(vi)                         observe all organizational formalities as a distinct entity, and ensure that all entity actions relating to (A) the selection, maintenance or replacement of the Independent Manager, (B) the dissolution or liquidation of the Borrower or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are duly authorized by all requisite entity action and, in the case of clauses (B) and (C), by all members of the Borrower and the Independent Manager;

(vii)                          maintain the Borrower’s books and records separate and distinct from those of any Originator and any Affiliate thereof and otherwise in such a manner so that the assets of the Borrower are readily identifiable as its own assets rather than assets of any Originator or any Affiliate thereof;

(viii)                           prepare its financial statements separately from those of each Originator and insure that any consolidated financial statements of the Parent or any Affiliate thereof that include the Borrower and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that the Borrower is a separate legal entity and that its assets will be available only to satisfy the claims of the creditors of the Borrower;

(ix)                         except as herein specifically otherwise provided, maintain the funds and other assets of the Borrower separate from, and not commingled with, those of any Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which the Borrower alone is the account party, into which the Borrower alone makes deposits and from which the Borrower alone (or the Agent hereunder) has the power to make withdrawals;

(x)                         pay all of the Borrower’s operating expenses from the Borrower’s own assets (except for certain payments by any Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i)) and pay its own liabilities out of its own funds;

(xi)                         operate its business and activities such that:  it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (A) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (B) the incurrence of obligations under this Agreement, (C) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originators thereunder for the purchase of Receivables from the Originators under the Receivables Sale Agreement, and (D) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(xii)                          maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Formation or Limited Liability Company Agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

(xiii)                           maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

(xiv)                         maintain its entity separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary other than with respect to the merger effected February 1, 2015, of ABF Freight Funding LLC and ArcBest Funding LLC;

(xv)                        refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness that would cause the Required Capital Amount (as defined in the Receivables Sale Agreement) to cease to be maintained;

(xvi)                         operate its business and activities such that it (A) does not hold itself out as having agreed to guarantee or be obligated for the debts of any Originator or any Affiliate thereof, (B) does not hold out its credit as being available to satisfy the obligations of any Originator or any Affiliate thereof and (C) has not pledged assets for the benefit of any Originator or any Affiliate thereof, except as otherwise permitted under the Transaction Documents;

(xvii)                          take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Alston and Bird LLP as counsel for the Borrower, in connection with the Existing Loan Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times; and

(xviii)                          maintain its organizational documents in conformity with this Agreement, such that its organizational documents, at all times that this Agreement is in effect, provides for not less than ten (10) days’ prior written notice to the Agent of the replacement or appointment of any director that is to serve as an Independent Manager for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Borrower certify that the designated Person satisfied the criteria set forth in the definition herein of Independent Manager and the Agent’s written acknowledgement that in its reasonable judgment the designated Person satisfies the criteria set forth in the definition herein of Independent Manager.

(j)                         Collections.  Such Borrower Party will cause (i) all Collections to be deposited into a Lock-Box, Segregated Account, or a Collection Account, (ii) all proceeds from all Lock-Boxes, if any, to be directly deposited into a Segregated Account or a Collection Account, (iii) all amounts in each Segregated Account to be deposited into the Master Collection Accounts within two (2) Business Days following receipt thereof, (iv) all amounts in each Collection Account (other than the Master Collection Accounts) to be deposited into the Master Collection Accounts within two (2) Business Days following receipt thereof and (v) each Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect.  In the event any payments relating to the Pledged Assets are remitted directly to any Borrower Party, such Borrower Party will remit such payments (or will cause all such payments to be remitted) directly to a Segregated Account or the Collection Bank at which the Master Collection Accounts are maintained and deposited into such Segregated Account or any Master Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, such Borrower Party will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Lenders.  The Borrower, an Originator or the Servicer will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and each Segregated Account and shall not grant the right to take dominion and control of any Lock-Box, Segregated Account or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.  The Borrower will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement and each applicable Collection Account Agreement) of each Collection Account and shall not grant the right to take dominion and control of any such Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

(k)                         Taxes.  Such Borrower Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  The Borrower will pay when due any taxes payable in connection with the Purchased Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent or any Lender.

(l)                          Payment to the Originators.  With respect to any Receivable purchased by the Borrower from an Originator, such sale shall be effected under, and in compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the applicable Originator in respect of the purchase price for such Receivable.

(m)                        Updates to Exhibit IV.  In connection with each Monthly Report delivered by the Servicer pursuant to Section 8.5 hereof, the Servicer will provide the Agent with the account number and the name of the corresponding Collection Bank, or Segregated Account Bank, as applicable, with respect to each Lock-Box, Segregated Accounts or Collection Accounts that has been opened, added or closed during the related Calculation Period, if any, and an updated listing of the Collection Banks and Segregated Account Banks; Lock-Boxes, Segregated Accounts and Collection Accounts in the form of Exhibit IV to the extent applicable.

(n)                         Audit Results — Amendments to Transaction Documents.  The parties hereto hereby agree to enter into negotiations to amend the Transaction Documents from time to time as may be requested in good faith by the Agent, on behalf of the Lenders, to address issues raised by the results of Reviews or any other inspections that may be performed on the Borrower, the Servicer and the Originators in accordance with the terms of the Transaction Documents.  However, this agreement to enter into negotiations is not intended to and does not create any binding agreement.

Section 7.2.                             Negative Covenants of the Borrower Parties.  Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Borrower Party hereby covenants, as to itself, that:

(a)                        Change in Name, Jurisdiction of Organization.  Such Borrower Party will not change (i) its name as it appears in official filings in its jurisdiction of organization, (ii) its status as a “registered organization” (within the meaning of any applicable enactment of the UCC), (iii) its organizational identification number, if any, issued by its jurisdiction of organization, or  (iv) its jurisdiction of organization unless it shall have:  (A) given the Agent at least ten (10) days’ prior written notice thereof and (B) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.

(b)                         Change in Collection Accounts; Instructions.  Except as may be required by the Agent pursuant to Section 8.2(b), such Borrower Party will not add or terminate any bank as a Collection Bank or any Collection Account unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition or termination and (ii) an executed Collection Account Agreement or an amendment with respect to an existing Collection Account Agreement with respect to the new Collection Account.  Except as may be required by or consented to by the Agent, no Borrower Party will change any instructions that have been given to any Segregated Account Bank or Collection Bank that cause amounts in each Segregated

Account and Collection Account (other than the Master Collection Accounts) to be deposited into the Master Collection Accounts as required by Section 7.1(j) hereof.

(c)                         Modifications to Contracts and Credit and Collection Policies.  Except as may be required in order for such Borrower Party to comply with applicable law, such Borrower Party will not, and will not permit any Originator to, make any material change or material amendment to the Credit and Collection Policies unless, at least thirty (30) days prior to such material change or material amendment, it has delivered to the Agent a copy or description, as applicable, of the Credit and Collection Policies then in effect and notice (i) indicating such proposed change or amendment, and (ii) requesting the Agent’s consent thereto.  Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Purchased Receivable which at any time is or has been an Eligible Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policies.

(d)                         Sales, Liens.  The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any valid and effective financing statement) or with respect to, any of the Pledged Assets and the Letter of Credit Collateral, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Agent as provided for herein or in any Transaction Document), and the Borrower will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower or any Originator.

(e)                         Use of Proceeds.  The Borrower will not use the proceeds of the Loans for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Subordinated Notes to the extent permitted hereunder and under the Receivables Sale Agreement, (ii) paying its ordinary and necessary operating expenses when and as due, (iii) making Restricted Junior Payments to the extent permitted under this Agreement, (iv) paying the LC Reduction Amount pursuant to the Receivables Sale Agreement; and (v) to reimburse the LC Issuer pursuant to Section 1.6(d)(ii).

(f)                        Termination Date Determination.  The Borrower will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Agent and the Majority Lenders, except with respect to the occurrence of such Termination Date arising pursuant to Section 6.2 of the Receivables Sale Agreement.

(g)                          Restricted Junior Payments.  The Borrower will not make any Restricted Junior Payment if after giving effect thereto, the Adjusted Leverage Ratio would be greater than the amount required pursuant to Section 9.1(s) hereof.

(h)                         Borrower Indebtedness.  The Borrower will not incur or permit to exist any Indebtedness or liability on account of deposits except:  (i) the Aggregate Unpaids, (ii) the Subordinated Notes (as defined in the Receivables Sale Agreement), (iii) other current accounts payable arising in the ordinary course of business and not overdue, (iv) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (v) the incurrence of obligations under this Agreement, (vi) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originators thereunder for the purchase of Receivables from the Originators under the Receivables Sale Agreement, and (vii) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement.  The Borrower shall not hold out its credit as available to satisfy the obligations of others, pledge its assets for the benefit of any other entity, make loans or advances to any other entity or acquire obligations or securities of its members.

(i)                          Prohibition on Additional Negative Pledges.  No such Borrower Party will enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Pledged Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents, and no such Borrower Party will enter into or assume any agreement creating any Adverse Claim upon the Subordinated Notes.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

Section 8.1.                             Designation of Servicer.  (a) The servicing, administration and collection of the Purchased Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1.  Until the Agent gives notice to the Parent (in accordance with this Section 8.1) of the designation of a new Servicer, the Parent is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.  The Agent may (with the consent of the Majority Lenders) and shall (at the direction of the Majority Lenders), upon the occurrence of an Unmatured Servicer Termination Event (other than one arising as a result of a Voluntary Termination, unless another Unmatured Servicer Termination Event occurs), designate as Servicer any Person to succeed the Parent or any successor Servicer.

(b)                                  Without the prior written consent of the Agent and the Majority Lenders, the Parent shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) the Borrower, (ii) an Originator, and (iii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices.  Neither the Borrower nor any Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by the Parent.  If at any time the Agent shall designate as Servicer any Person other than the Parent, all duties and responsibilities theretofore delegated by the Parent to the Borrower or any Originator may, at the discretion of the Agent and the Majority Lenders, be terminated forthwith on notice given by the Agent to the Parent and to the Borrower and the Originators.

(c)                                  Notwithstanding the foregoing subsection (b): (i) the Parent shall be and remain primarily liable to the Agent, the LC Issuer and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent, the LC Issuer and the Lenders shall be entitled to deal exclusively with the Parent in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.  The Agent, the LC Issuer and the Lenders shall not be required to give notice, demand or other communication to any Person other than the Parent in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished.  The Parent, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2.                             Duties of Servicer.  (a) The Servicer shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies.

(b)                                  The Servicer shall cause (i) all Collections from all Lock-Boxes to be directly deposited into a Collection Account, (ii) all amounts in each Segregated Account to be deposited into the Master Collection Accounts within two (2) Business Days following such funds becoming available to the party in whose name such Segregated Account is held, (iii) all amounts in each Collection Account (other than the Master Collection Accounts) to be deposited into the Master Collection Accounts within two (2) Business Days following receipt thereof and (iv) each Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect.  In the case of any remittances received in any Lock-Box, Segregated Account or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances.  From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Purchased Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, the Borrower and the Servicer shall not deposit or otherwise credit, and shall not take any affirmative action to permit or assist any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c)                                  The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II.  The Servicer shall set aside and hold in trust for the account of the Borrower and the Lenders their respective shares of the Collections in accordance with Article II.  The Servicer shall, upon the request of the Agent during the occurrence of an Unmatured Amortization Event, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Borrower prior to the remittance thereof in accordance with Article II.  If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Purchased Receivables set aside for the Lenders on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d)                                  The Servicer may, in accordance with the Credit and Collection Policies, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agent or the Lenders under this Agreement.  The Agent shall have the right to direct the Servicer to commence or settle any legal action with respect to any Receivable (whether or not such Receivable is a Defaulted or Delinquent Receivable) of an Obligor which is an Obligor under any Defaulted or Delinquent Receivable; provided, however, that the Servicer shall not be required to comply with such direction if the Borrower determines, in its reasonable business judgment, that it is preferable not to enforce or settle any Delinquent or Defaulted Receivable, in which case such Defaulted or Delinquent Receivable (and, at the option of the Agent, any other Receivable of such Obligor) shall be treated as a Deemed Collection, and payment shall be made thereon in a manner consistent with Section 1.4.

(e)                                  The Servicer shall hold in trust for the Borrower and the Agent and the Lenders all Records that (i) evidence or relate to the Purchased Receivables, the related Contracts (other than the Master Contracts) and Related Security or (ii) are otherwise necessary or desirable to collect the Purchased Receivables (other than the Master Contracts) and shall, as soon as practicable upon demand of the Agent during the occurrence of an Unmatured Servicer Termination Event or Unmatured Amortization Event, deliver or make available to the Agent all such Records (other than any Record that contains confidentiality provisions (except for Records as to which the related Obligor has consented to such delivery) that cannot be satisfied by the execution and delivery of a confidentiality agreement), at a place selected by the Agent.  The Servicer shall, as soon as practicable following receipt thereof turn over to the Borrower any cash collections or other cash proceeds received with respect to Indebtedness owing to the Borrower not constituting Purchased Receivables.  The Servicer shall, from time to time at the request of the Agent or any Lender, furnish to the Lenders (promptly after any such request) a calculation of the amounts set aside for the Lenders pursuant to Article II.

(f)                                  Any payment made by an Obligor that is not specified by such Obligor to relate to a particular invoice or other obligation of such Obligor to the applicable Originator or the Borrower, except as otherwise required by contract or law and unless otherwise instructed by the Agent, shall be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3.                             Collection Notices.  The Agent is authorized at any time after the occurrence and during the continuance of an Amortization Event to date and to deliver to the Collection Banks the Collection Notices.  The Borrower hereby transfers to the Agent for the benefit of the Lenders, effective when the Agent delivers such notice, the exclusive dominion and control of each Lock-Box and the Collection Accounts.  In case any authorized signatory of the Borrower whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force.  The Borrower hereby authorizes the Agent, and agrees that the Agent shall be entitled (a) at any time after delivery of the Collection Notices, to endorse the Borrower’s name on checks and other instruments representing Collections, (b) at any time after the occurrence of an Amortization Event, to enforce the Purchased Receivables, the related Contracts (other than any Master Contract which contains a prohibition against the assignment thereof) and the Related Security, and (c) at any time after the occurrence of an Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Purchased Receivables to come into the possession of the Agent rather than the Borrower.

Section 8.4.                             Responsibilities of the Borrower.  Anything herein to the contrary notwithstanding, the exercise by the Agent, on behalf of the Secured Parties, of the Agent’s rights hereunder shall not release the Servicer, any Originator, or the Borrower from any of their duties or obligations with respect to any Purchased Receivables or under the related Contracts.  The Agent, the LC Issuer and the Lenders shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Borrower or any Originator thereunder.

Section 8.5.                             Receivables Reports.  (a) Monthly.  The Servicer shall prepare and forward to the Agent (i) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein, and (ii) at such times as the Agent may request upon reasonable advance notice, a listing by Obligor of all Purchased Receivables together with an aging of such Receivables.

(b)                               Weekly.  Additionally, the Servicer may, but shall not be required to, prepare and forward to the Agent a Weekly Report showing calculations as of the end of each prior week on each Weekly Reporting Date.

Section 8.6.                   Servicing Fee.  As compensation for the Servicer’s servicing activities on their behalf, the Servicer shall be paid the Servicing Fee in arrears on each Settlement Date out of Collections.

Section 8.7.                             Currency Conversion.  With respect to Purchased Receivables denominated in Canadian Dollars, the Servicer shall convert all Collections received in Canadian Dollars to U.S. Dollars at the applicable Exchange Rate prior to deposit in a Collection Account.  Each Exchange Rate notified by the Servicer to the Agent in a Monthly Report will be determined by the Servicer in good faith.

Section 8.8.                             Limitation on Activities of Servicer in Canada.  Notwithstanding anything contained herein or anything contained in any other document delivered in connection herewith (except to the extent permitted hereunder), the Servicer (including any other Person to whom the Servicer delegates any of its responsibilities in accordance with Section 8.1 hereof) shall not while acting in Canada, and shall not (and has no authority to) delegate to any Person acting in

Canada the authority to, or permit any such Person to, enter into contracts or other agreements in the name of the Servicer, the Agent, the LC Issuer or any Lender; and the Servicer (or any such delegate) is not permitted to (nor has authority to) establish an office or other place of business of the Servicer in Canada.  To the extent any responsibilities of any Person acting in Canada (including for greater certainty a Servicer employee or servant) to whom the Servicer has delegated responsibilities in respect of the Purchased Receivables, the Related Security and the Collections hereunder or under any other Transaction Document involve or require such Person to enter a contract or other agreement in the name of the Seller, the Agent, any Lender or the LC Issuer, such servicing responsibility shall be fulfilled solely by, or upon specific approval of, the Servicer, and such Person is authorized to take such action or give such approval, but only from a place of business outside Canada, and such Person may not delegate such responsibility except upon the consent or the direction of the Agent (and then only subject to these same restrictions).  Nonetheless, a Person acting in Canada may engage in discussions with any Obligor regarding such matters and negotiate the terms of any such arrangement subject to the understanding that substantive and final approval of the terms and execution of any such arrangement referred to in the preceding two sentences may only be made by, or upon specific approval of, a Person not located in Canada from a place of business outside Canada and authorized hereunder in accordance with the foregoing and any such arrangement so negotiated by a Person acting in Canada shall not be binding until such final approval is so provided by such other Person.  For purposes hereof, but without limitation, a Person shall be considered to be located in Canada if such Person is a resident of Canada for purposes of the Income Tax Act (Canada) or has a permanent establishment in Canada for purposes of the Canada-U.S. Income Tax Convention.

ARTICLE IX

AMORTIZATION EVENTS

Section 9.1.                             Amortization Events.  The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a)                        Any of the Borrower Parties shall fail to make any payment or deposit required to be made by it under the Transaction Documents when due and such failure shall continue for two (2) Business Days.

(b)                         (i) Any representation or warranty made by any of the Borrower Parties in this Agreement or the Receivables Sale Agreement shall prove to have been incorrect in any material respect (solely in cases where such representation and warranty is not already qualified by materiality) or in any respect (in all other cases) when made or deemed made, (ii) any information contained in any Monthly Report or Weekly Report shall prove to have been incorrect in any material respect when made, or (iii) any representation, warranty, certification or statement (other than relating to projections or other forward-looking information) made by any of the Borrower Parties in any other Transaction Document or in any other document delivered pursuant hereto or thereto (other than in a Monthly Report or Weekly Report) shall prove to have been incorrect in any material respect when made or deemed made; provided, that no such event shall constitute an Amortization Event if the Borrower shall have timely paid to the Agent the

Deemed Collection required to be paid as a result of such event in accordance with Section 1.4.

(c)                         Any of the Borrower Parties shall fail to perform or observe any covenant contained in Section 7.1(a) or (b), Section 7.2 or Section 8.5 when required.

(d)                         Any of the Borrower Parties shall fail to perform or observe any other covenant or agreement under any Transaction Documents (after giving effect to all cure periods and notice requirements) and such failure shall continue for fifteen (15) consecutive Business Days.

(e)                         Failure of the Borrower to pay any Indebtedness (other than the Aggregate Unpaids) in excess of $10,000 when due or the default by the Borrower in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(f)                        Failure of the Parent or any of its Subsidiaries other than the Borrower to pay Indebtedness in excess of $20,000,000 in aggregate principal amount (Indebtedness in such amount being referred to hereinafter as “Material Indebtedness”) when due (after giving effect to any applicable grace periods with respect thereto and whether or not such failure to pay is waived); or the default by the Parent or any of its Subsidiaries other than the Borrower in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Parent or any of its Subsidiaries other than the Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(g)                          An Event of Bankruptcy shall occur with respect to any Borrower Party or the Parent.

(h)                         As at the end of any Calculation Period (other than any Special Calculation Period):

(i)                          the three-month rolling average Delinquency Ratio shall be greater than or equal to 3.50%,

(ii)                          the three-month rolling average Default Ratio shall be greater than or equal to 1.75%,

(iii)                           the three-month rolling average Dilution Ratio shall be greater than or equal to 3.50%, or

(iv)                         the Accounts Receivable Turnover Ratio shall be less than 10.00.

(i)                               As at the end of any Special Calculation Period:

(i)                          the three-month rolling average Delinquency Ratio shall be greater than or equal to 4.00%,

(ii)                          the three-month rolling average Default Ratio shall be greater than or equal to 2.00%,

(iii)                           the three-month rolling average Dilution Ratio shall be greater than or equal to 5.50%, or

(iv)                         the Accounts Receivable Turnover Ratio shall be less than 8.00.

(j)                         At any time during any CBA Liquidity Period, the Parent shall have Available Liquidity of less than $50,000,000.

(k)                         A Change of Control shall occur.

(l)                          (i) One or more final judgments of a court of competent jurisdiction for the payment of money in an aggregate amount of $10,000 or more shall be entered against the Borrower or (ii) one or more final judgments of a court of competent jurisdiction for the payment of money in an amount in excess of $20,000,000, individually or in the aggregate, shall be entered against the Parent or any of its Subsidiaries (other than the Borrower) on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(m)                        The “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement with respect to the last remaining Originator or all Originators shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Borrower under the Receivables Sale Agreement.

(n)                         This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Borrower, or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Lenders shall cease to have a valid and perfected first priority security interest in the Purchased Receivables and all other items of Collateral in which an interest therein may be perfected by the filing of a financing statement under Article 9 of the applicable UCC and the proceeds of the foregoing.

(o)                         On any day, the Aggregate Credit Exposure shall exceed the Facility Limit or a Borrowing Base Deficiency shall exist, and such event shall continue unremedied for two (2) Business Days after (i) notice has been given to the Borrower by the Lenders, the LC Issuer or the Agent of such occurrence or (ii) an Authorized Officer of the Borrower shall have knowledge thereof.

(p)                         The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Purchased Receivables or the Related Security or the PBGC shall, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Purchased Receivables or the Related Security, and any such lien shall not have been released within the earlier to occur of (i) seven (7) days after the date of such filing and (ii) the day on which the Agent becomes aware of such filing.

(q)                         The Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay by the final date on which any such payment may be made without penalty or without attachment of liens on its assets an amount or amounts aggregating in excess of $20,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA.

(r)                         Any event shall occur which has, or could be reasonably expected to have a Material Adverse Effect (excluding any events or matters, including, without limitation, multi-employer pension contingencies of the type disclosed and discussed in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC).

(s)                         The Adjusted Leverage Ratio shall be greater than 3.50.

(t)                         Any Person shall be appointed as an Independent Manager of the Borrower without prior notice thereof having been given to the Agent in accordance with Section 7.1(b)(vii).

Section 9.2.                             Servicer Termination Events.  The occurrence of any one or more of the following events shall constitute a Servicer Termination Event:

(a)                        The Servicer shall fail to make any payment or deposit required to be made by it under the Transaction Documents and such failure shall continue for two (2) Business Days.

(b)                         (i) Any representation or warranty made by the Servicer in this Agreement shall prove to have been incorrect in any material respect (solely in cases where such representation and warranty is not already qualified by materiality) or in any respect (in all other cases) when made or deemed made, (ii) any information contained in any Monthly Report or Weekly Report shall prove to have been incorrect in any material respect when made, or (iii) any representation, warranty, certification or statement (other than relating to projections or other forward-looking information) made by the Servicer in any other Transaction Document or in any other document delivered pursuant hereto or thereto (other than in a Monthly Report or Weekly Report) shall prove to have been incorrect in any material respect when made or deemed made; provided, that no such event shall constitute a Servicer Termination Event if the Borrower shall have timely paid to the Agent the Deemed Collection required to be paid as a result of such event in accordance with Section 1.4.

(c)                         An Event of Bankruptcy shall occur with respect to the Servicer.

(d)                         A Change of Control shall occur.

(e)                         (i) One or more final judgments of a court of competent jurisdiction for the payment of money in an amount in excess of $20,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(f)                        Any event shall occur with respect to the Servicer which has, or could be reasonably expected to have a Material Adverse Effect (excluding any events or matters, including, without limitation, multi-employer pension contingencies of the type disclosed and discussed in the Servicer’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC).

(g)                          Failure of the Servicer to pay any Material Indebtedness when due (after giving effect to any applicable grace periods with respect thereto and whether or not such failure to pay is waived); or the default by the Servicer in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Servicer shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(h)                         The Servicer shall fail to perform or observe any covenant of the Servicer contained in Section 7.1(a) or (b), Section 7.2 or Section 8.5 when required.

(i)                          The Servicer shall fail to perform or observe any other covenant or agreement under any Transaction Document (after giving effect to all cure periods and notice requirements) and such failure shall continue for fifteen (15) consecutive Business Days.

Section 9.3.                       Remedies.  (a) Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Majority Lenders shall, take any of the following actions:  (i) declare the Facility Termination Date to have occurred, whereupon the Facility Termination Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower Parties; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to a Borrower Party, the Facility Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by such Borrower Party and (ii) deliver the Collection Notices to the Collection Banks.

(b)                         Upon the occurrence and during the continuation of any Event of Default, the Agent may, or upon the direction of the Majority Lenders shall, take any of the following actions: (i) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (ii) notify Obligors of the Agent’s security interest in the Purchased Receivables and other Pledged Assets.  The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Lenders otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

(c)                         Replacement of Servicer.  Upon the occurrence and during the continuation of a Servicer Termination Event, the Agent may, or upon the direction of the Majority Lenders shall, replace the Person then acting as Servicer.

ARTICLE X

INDEMNIFICATION

Section 10.1.                   Indemnities by the Borrower Parties.  Without limiting any other rights that the Agent, the LC Issuer or any Lenders may have hereunder or under applicable law, (a) the Borrower hereby agrees to indemnify (and pay upon demand to) the Agent, the LC Issuer, each Lender and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of any Transaction Document or the transactions contemplated thereby, or the acquisition, either directly or indirectly, by a Lender of any security interest or other interest in the Purchased Receivables, and (b) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (a) and (b):

(i)                          Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii)                          Indemnified Amounts to the extent the same includes losses in respect of Purchased Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii)                           taxes imposed by the United States, the Indemnified Party’s jurisdiction of organization (or in the case of an individual, his or her jurisdiction of primary residence) or any other jurisdiction in which such Indemnified Party has established a taxable nexus other than in connection with the transactions contemplated hereby, on or measured by the overall net income or gross receipts of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for tax purposes of the acquisition by the Lenders of a security interest in the Purchased Receivables as a loan or loans by the Lenders to the Borrower secured by the Collateral;

provided, however, that nothing contained in this sentence shall limit the liability of the Borrower Parties or limit the recourse of the Indemnified Parties to the Borrower Parties for amounts otherwise specifically provided to be paid by the Borrower Parties under the terms of this Agreement.  Without limiting the generality of the foregoing indemnification, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Borrower or the Servicer) resulting from:

(i)                          any representation or warranty made by a Borrower Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)                          the failure by the Borrower, the Servicer or any Originator to comply in any material respect with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)                           any failure of the Borrower, the Servicer or any Originator to perform in any material respect its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)                         any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with services or provision of equipment that are the subject of any Contract or any Receivable;

(v)                         any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Eligible Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the provision of the service related to such Receivable or the furnishing or failure to furnish such services;

(vi)                         the commingling of Collections of Purchased Receivables at any time with other funds;

(vii)                          any investigation, litigation or proceeding arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Loan, the Pledged Assets or any other investigation, litigation or proceeding relating to the Borrower, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby (other than any litigation or proceeding in which an Indemnified Party is a plaintiff or complaining party and a Borrower Party is a defendant and such Indemnified Party shall not prevail in such litigation or proceeding);

(viii)                           any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)                         any Amortization Event of the type described in Section 9.1(g);

(x)                         any failure of the Borrower to acquire and maintain legal and equitable title to, and ownership of any of the Pledged Assets from each Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Borrower to give reasonably equivalent value to the applicable Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action (except as created by the Transaction Documents);

(xi)                         any failure to vest and maintain vested in the Agent for the benefit of the Lenders, or to transfer to the Agent for the benefit of the Secured Parties, a valid first priority perfected security interests in the Pledged Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents), or any failure to vest and maintain vested in the Agent for the benefit of the LC Issuer, or to transfer to the Agent for the benefit of the LC Issuer, a valid first priority perfected security interests in the Letter of Credit Collateral, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii)                          the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Pledged Assets or the Letter of Credit Collateral, and the proceeds thereof, whether at the time of any Loan or at any subsequent time;

(xiii)                           any action or omission by a Borrower Party which reduces or impairs the rights of the Agent, the LC Issuer or any Lender with respect to any Pledged Assets or Letter of Credit Collateral or the value of any Pledged Assets or Letter of Credit Collateral;

(xiv)                         any attempt by any Person to void any Loan, Letter of Credit, the Agent’s security interest in the Letter of Credit Collateral or the Agent’s security interest in the Pledged Assets under statutory provisions or common law or equitable action;

(xv)                        the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included;

(xvi)                         the failure of any Loan to occur after any Borrowing Request has been given hereunder or the failure of any Letter of Credit to be issued after any Letter of Credit Request has been given hereunder that is a result of Borrower revocation of such request or its failure to meet the conditions of such request;

(xvii)                          the failure of the Parent to properly calculate the Adjusted Leverage Ratio or to provide a properly completed compliance certificate as required by Section 7.1(a) hereof; and

(xviii)                          any provision in any Contract that either (i) permits or provides for any reduction in the Outstanding Balance of the Receivable created under such Contract and any accrued interest thereon or (ii) could otherwise materially hinder the ability to receive Collections with respect to such Receivable.

Section 10.2.                             Increased Cost and Reduced Return.  If after the date hereof, the LC Issuer or any Lender shall be charged any fee, expense or increased cost (other than taxes) on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or on account of the adoption of any change in (or change in the interpretation of) any generally accepted accounting principles or regulatory accounting principles applicable to any Lender or the LC Issuer (a “Regulatory Change”):  (a) that subjects (or has the effect of subjecting) any Lender or the LC Issuer to any charge or withholding on or with respect to this Agreement or a Lender’s or the LC Issuer’s obligations under this Agreement, or on or with respect to the Purchased Receivables, or (b) that imposes, modifies or deems applicable (or has the effect of imposing, modifying or deeming applicable) any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of any Lender or the LC Issuer, or credit extended by any Lender pursuant to this Agreement or Letter of Credit issued by the LC Issuer pursuant to this Agreement (c) that imposes (or has the effect of imposing) any other condition the result of which is to increase the cost to any Lender or the LC Issuer of performing its obligations under this Agreement, or to reduce the rate of return on any Lender’s or the LC Issuer’s capital as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable by any Lender or the LC Issuer under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, promptly upon demand by the Agent, the Borrower shall pay to the Agent, for the benefit of the LC Issuer and/or any Lender, such amounts charged to the LC Issuer and/or any

Lender or such amounts to otherwise compensate the LC Issuer and/or any Lender for such increase costs or such reduction; provided, however, that the LC Issuer and the Lenders shall not be entitled to any compensation for any increased costs under this Section 10.2 unless the Agent or the LC Issuer or a Lender delivers a reasonably detailed certificate to the Borrower setting forth the amounts and the basis for such increased costs.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

Neither the Borrower nor any other Borrower Party shall be required to compensate any Lender or the LC Issuer pursuant to the foregoing provisions of this Section 10.2 for any increased costs incurred or reductions suffered more than nine months prior to the date that the LC Issuer or such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions and of the LC Issuer’s or such Lender’s intention to claim compensation therefor.

Section 10.3.                             Other Costs and Expenses.  The Borrower shall pay to the Agent, the LC Issuer and the Lenders promptly on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of the Transaction Documents and the transactions contemplated thereby, including without limitation, the cost to audit the books, records and procedures of the Borrower, reasonable fees and out-of-pocket expenses of legal counsel for the LC Issuer, the Lenders and the Agent with respect thereto and with respect to advising the LC Issuer, the Lenders and the Agent as to their respective rights and remedies under this Agreement.  The Borrower shall pay to the Agent promptly on demand any and all reasonable costs and expenses of the Agent, the LC Issuer and the Lenders, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

Section 10.4.                             Replacement of Lender.  If the Borrower is required pursuant to Section 10.2 to make any additional payment to any Lender or if any Lender’s obligation to make or continue Loans at the LIBO Rate shall be suspended pursuant to Section 4.4 or if any Lender defaults in its obligation to make a Loan, reimburse the LC Issuer pursuant to Section 1.6(d)(ii) or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, so long as the condition, issue or event permitting the replacement of the Affected Lender continues, to replace such Affected Lender as a Lender party to this Agreement, provided that no Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) any Eligible Assignee or another bank or other Person that is reasonably satisfactory to the Borrower and the Agent and, to the Borrower’s and the Agent’s reasonable satisfaction, which Eligible Assignee or other bank or Person does not suffer from and is not impacted by the issue or event causing the replacement of the Affected Lender, shall agree, as of such date, to purchase for cash at par the Advances Outstanding and other Recourse Obligations under this Agreement due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit X and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date, (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, and (iii) the Affected Lender shall no longer be a Lender under this Agreement but shall retain all rights to indemnification and reimbursement then accrued to its favor.

ARTICLE XI

THE AGENT

Section 11.1.                             Authorization and Action.  Each of the LC Issuer and the Lenders hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  The Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent.  The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof, the LC Issuer or any Lender except for any obligations expressly set forth herein.  Notwithstanding any provision of this Agreement or any other Transaction Document, (a) in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability (unless the Agent is satisfactorily indemnified for such liability as determined by the Agent, in its reasonable discretion) or which is contrary to any provision of any Transaction Document or applicable law and (b) the Agent agrees to act as the U.S. federal withholding tax agent in respect of all amounts payable by it under any Transaction Document.

Section 11.2.                             Agent’s Reliance, Etc..  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent’s servicing, administering or collecting Purchased Receivables in the event it replaces the Servicer in such capacity pursuant to Section 8.1), in the absence of its or their own gross negligence, bad faith or willful misconduct.  Without limiting the generality of the foregoing, the Agent:  (a) may consult with legal counsel (including counsel for the LC Issuer, any Lender or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to the LC Issuer or any Lender (whether written or oral) and shall not be responsible to the LC Issuer nor any Lender for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the LC Issuer or any Lender or to inspect the property (including the books and records) of the LC Issuer or any Lender; (d) shall not be responsible to the LC Issuer or any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.3.                             Agent and Affiliates.  With respect to any Credit Extension or interests therein owned by the LC Issuer or any Lender that is also the Agent, such Person shall have the same rights and powers under this Agreement as the LC Issuer or any Lender and may exercise the same as though it were not the Agent.  The Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Agent were not the Agent hereunder and without any duty to account therefor to any other Secured Party.

Section 11.4.                             Indemnification of Agent.  Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Percentage of such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Agent under this Agreement or any other Transaction Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

Section 11.5.                             Delegation of Duties.  The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.6.                             Action or Inaction by Agent.  The Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Lenders or the Majority Lenders as the case may be, and assurance of its indemnification by the Lenders, as it deems appropriate.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Lenders or the Majority Lenders, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon the LC Issuer and the Lenders.  The LC Issuer, the Lenders and the Agent agree that unless any action to be taken by the Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Lenders or (ii) may be taken by the Agent alone or without any advice or concurrence of any Lender, then the Agent may take action based upon the advice or concurrence of the Majority Lenders.

Section 11.7.                             Notice of Events of Default; Action by Agent.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Amortization Event or Amortization Event unless the Agent has received notice from the LC Issuer, any Lender, the

Servicer or the Borrower stating that an Unmatured Amortization Event or Amortization Event has occurred hereunder and describing such Unmatured Amortization Event or Amortization Event.  If the Agent receives such a notice, it shall promptly give notice thereof to the LC Issuer and each Lender.  The Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Amortization Event or Amortization Event or any other matter hereunder as the Agent deems advisable and in the best interests of the Secured Parties.

Section 11.8.                             Non-Reliance on Agent and Other Parties.  Each of the LC Issuer and the Lenders expressly acknowledges that neither the Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent.  Each of the LC Issuer and the Lenders represents and warrants to the Agent that, independently and without reliance upon the Agent, the LC Issuer or any Lender, and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of an investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, the Parent, each Originator or the Servicer and the Purchased Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items expressly required to be delivered under any Transaction Document by the Agent to the LC Issuer or any Lender, the Agent shall not have any duty or responsibility to provide the LC Issuer or any Lender with any information concerning the Borrower, the Parent, any Originator or the Servicer that comes into the possession of the Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

Section 11.9.                             Successor Agent.  (a) The Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Lender, resign as Agent.  Except as provided below, such resignation shall not become effective until a successor Agent is appointed by the Majority Lenders as a successor Agent and has accepted such appointment.  If no successor Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Agent’s giving of notice of resignation, the departing Agent may, on behalf of the Secured Parties, appoint one of the Lenders as successor Agent.  If no successor Agent shall have been so appointed by the Majority Lenders within thirty (30) days after the departing Agent’s giving of notice of resignation, the departing Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Agent.

(b)                         Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, duties, and obligations of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any resigning Agent’s resignation hereunder, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

ARTICLE XII

ASSIGNMENTS AND PARTICIPATIONS; REFINANCING

Section 12.1.                             Successors and Assigns.  This Agreement shall be binding upon each Borrower Party and their successors and assigns, and shall inure to the benefit of the Agent, the LC Issuer and the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Loans.  No Borrower Party may assign any of its rights or obligations under any Transaction Document without the written consent of each of the Agent, the LC Issuer and the Lenders.

Section 12.2.                             Participants.  Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made or the Commitment held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve such Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Agent shall have no obligation or responsibility to such participant.  Any agreement pursuant to which such participation is granted shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Transaction Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Transaction Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Transaction Documents that would reduce the amount of or postpone any fixed date for payment of any Loan in which such participant has an interest.  Any party to which such a participation has been granted shall have the benefits of Article 10 (solely to the extent such cost or expense accrues only after such participation is made) and Section 1.3 hereof.

Section 12.3.                             Assignments.  (a) Each Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                   Minimum Amounts.  (A) In the case of an assignment of the entire remaining amount of such Lender’s Commitment and the Loans or in the case of an assignment to an Affiliate of such Lender, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of such Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Amortization Event has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of such Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)                                     Required Consents.

(a)                        The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Amortization Event has occurred and is continuing at the time of such assignment or (y) such assignment is to an Affiliate of such Lender (provided such assignment does not result in any liability, cost or expense for which the Borrower is liable or must reimburse or indemnify such assignee Lender pursuant to Section 10); and

(b)                         the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not an Affiliate of such Lender.

(iv)                                   Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance.

(v)                                  No Assignment to Borrower or Parent.  No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi)                                   No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to Section 12.3(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 10.1 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2 hereof.

(b)                               Each Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 12.4.                             Prohibition on Assignments by the Borrower Parties.  No Borrower Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Agent and the Lenders.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.                             Waivers and Amendments.  No failure or delay on the part of the Agent, the LC Issuer or any Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.  No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Agent, the LC Issuer, and the Majority Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Agent and each Lender:

(i)                          change (directly or indirectly) the definitions of, Borrowing Base Deficiency, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Facility Termination Date, Net Pool Balance or Required Reserve contained in this Agreement, or increase the then existing Concentration Limits;

(ii)                          reduce the amount of principal or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;

(iii)                           change any Amortization Event or Event of Default;

(iv)                         release all or a substantial portion of the Collateral from the Agent’s security interest created hereunder;

(v)                         release the Parent from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi)                         change any of the provisions of this Section 13.1 or the definition of “Majority Lenders”; or

(vii)                          change the order of priority in which Collections are applied pursuant to Sections 2.2 and 2.3.

Notwithstanding the foregoing, (x) no amendment, waiver or consent shall increase any Lender’s Commitment hereunder without the consent of such Lender and (y) no amendment, waiver or consent shall reduce any fees payable by the Borrower to any Lender or delay the dates on which any such fees are payable, in either case, without the consent of such Lender.

Section 13.2.                             Notices.  Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy, electronic mail or facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto.  Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid, (c) if given by electronic mail, upon sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment) or (d) if given by any other means, when received at the address specified in this Section 13.2.  The Borrower hereby authorizes the Agent to effect Loans and Interest Period and Interest Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an Authorized Officer of the Borrower; provided, however, the absence of such confirmation shall not affect the validity of such notice.  If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

Section 13.3.                             Protection of Agent’s Security Interest.  (a) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Agent’s security interest in the Pledged Assets and the Letter of Credit Collateral, or to enable the Agent or any Lender to exercise and enforce their rights and remedies hereunder; provided, however, that unless and until an Amortization Event or an Unmatured Amortization Event has occurred, no Borrower Party shall be required to take any actions to establish, maintain or perfect the Borrower’s ownership interest in the Related Security other than the filing of financing statements under the UCC of all appropriate jurisdictions.  During the occurrence and continuance of an Unmatured Amortization Event or an Amortization Event, the Agent may, or the Agent may direct the Borrower or the Servicer to, notify the Obligors of Purchased Receivables, at the Borrower’s expense, of the ownership or security interests of the Lenders under this Agreement.  During the occurrence and continuance of an Unmatured Amortization Event or an Amortization Event, the Agent may direct the Borrower or the Servicer to direct (and, if the Borrower or the Servicer fails to do so, the Agent may direct) that payments of all amounts due or that become due under any or all Purchased Receivables be made directly to an account specified by the Agent or its designee which may be an account of the Agent or its designee.  The Borrower or the Servicer (as applicable) shall, at the Agent’s request, withhold the identities of the Agent and the Lenders in any such notification.

(b)                                  If any Borrower Party fails to perform any of its obligations hereunder, the Agent, the LC Issuer or any Lender may (but shall not be required to) upon notice to such Borrower

Party perform, or cause performance of, such obligations, and the Agent’s, the LC Issuer’s or such Lender’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Section 10.3.  Each Borrower Party (i) irrevocably authorizes and appoints the Agent as its attorney-in-fact, at any time and from time to time in the sole discretion of the Agent, to execute on behalf of the Borrower as debtor and to file financing statements and other filing or recording documents necessary or desirable in the Agent’s sole discretion, in such offices and in such form, including carbon, photographic or other reproduction, as the Agent reasonably determines appropriate to perfect or maintain the perfection and priority of Agent’s interest in the Purchased Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof) including, without limitation, financing statements naming Borrower as debtor and describing the collateral as “all assets” or “all personal property of the debtor, whether now owned and existing or hereafter arising or acquired”, (ii) acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Purchased Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent, consenting to the form and substance of such filing or recording document, and (iii) approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent in connection with the perfection of the security interests in favor of the Borrower or the Agent.  The appointment of Agent as attorney-in-fact as described herein is coupled with an interest and is irrevocable.

Section 13.4.                             Confidentiality.  (a) Each of the Borrower Parties shall maintain and shall cause each of its employees and officers to maintain the confidentiality of any confidential or proprietary information with respect to the Agent, the LC Issuer and the Lenders and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Borrower Parties and their respective officers and employees may disclose such information to such Borrower Party’s directors, external accountants and attorneys and in accordance with any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law).

(b)                                  Anything herein to the contrary notwithstanding, the Borrower Parties hereby consent to the disclosure of any nonpublic information with respect to it (i) to the Agent, the LC Issuer or the Lenders by each other, and (ii) by the Agent, the LC Issuer or the Lenders to any prospective or actual assignee or participant of any of them and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person is informed of the confidential nature of such information and the Agent receives a confidentiality agreement from the recipients of such information on terms comparable to those required of the Lenders, the LC Issuer and the Agent hereunder with respect to such disclosed information.  In addition, any Lender, the LC Issuer and the Agent may disclose any such nonpublic information in accordance with any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)                                  Each of the Lenders, the LC Issuer and the Agent shall maintain and shall cause each of its employees and officers to maintain the confidentiality of any confidential or proprietary information with respect to each Originator, the Obligors and their respective businesses obtained by it in connection with the due diligence evaluations, structuring, negotiating and execution of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of the Lenders, the LC Issuer or the Agent arising from or related to the transactions contemplated herein provided, however, that each of the Lenders, the LC Issuer and the Agent and its employees and officers shall be permitted to disclose such confidential or proprietary information:  (i) to the other Secured Parties, (ii) to any prospective or actual assignee or participant of a Lender, the Agent or the other Secured Parties who execute a confidentiality agreement for the benefit of the Originators and the Borrower on terms comparable to those required of the Lenders, the LC Issuer and the Agent hereunder with respect to such disclosed information, (iii) to any rating agency, provider of a surety, guaranty or credit or liquidity enhancement to a Lender, (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, and (v) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law).

(d)                                  Notwithstanding any other express or implied agreement to the contrary contained herein, the parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws.  For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

Section 13.5.                             Limitation of Liability.  Except with respect to any claim arising out of the willful misconduct or gross negligence of any Lender, the LC Issuer or the Agent, no claim may be made by a Borrower Party or any other Person against any Lender, the LC Issuer or the Agent or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower Parties hereby waive, release, and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 13.6.                             No Recourse Against the Lenders.  The obligations of the Lenders under this Agreement are solely the obligations of the Lenders.  No recourse shall be had for any obligation, covenant or agreement (including, without limitation, the payment of any amount owing in respect to this Agreement or the payment of any Fee hereunder or for any other obligation or claim) arising out of or based upon this Agreement or any other agreement, instrument or Transaction Document entered into pursuant hereto or in connection herewith against any member, employee, officer, director, manager, Agent or organizer of any Lender, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

Section 13.7.                             CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF BORROWER OR THE SECURITY INTEREST OF THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 13.8.                             CONSENT TO JURISDICTION.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY BORROWER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY BORROWER PARTY AGAINST THE AGENT OR ANY SECURED PARTY OR ANY AFFILIATE OF THE AGENT OR ANY SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH BORROWER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 13.9.                             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY BORROWER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 13.10.                             Integration; Binding Effect; Survival of Terms.  (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)                                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Borrower Parties pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and the provisions of Section 13.4 through and including Section 13.8 shall be continuing and shall survive any termination of this Agreement.

Section 13.11.                             Counterparts; Severability; Section References.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page to this Agreement by fax or other means of electronic transmission shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 13.12.                             Characterization; Security Interest.  (a) It is the intention of the parties hereto that each Loan hereunder shall constitute and be treated as a secured loan.  The Borrower shall be liable to the Lenders and the Agent for all representations, warranties, covenants and indemnities made by the Borrower pursuant to the terms of this Agreement, and (ii) the transaction contemplated by this Agreement do not constitute and are not intended to result in an assumption by the Lenders or the Agent or any assignee thereof of any obligation of the Borrower or any Originator or any other person arising in connection with the Purchased Receivables, the Related Security, or the related Contracts, or any other obligations of the Borrower or any Originator.  It is the intention of the parties hereto that for federal, state and local income and franchise tax purposes the Lenders’ acquisition of their interests in the Purchased Receivables, Related Security and Collections shall be treated as a secured loan by the Lenders to the Borrower, and each party hereto agrees to characterize all Loans hereunder as secured loans on all tax returns filed by such party.

(b)                                  In addition to any security interest or other interest which the Agent or the Secured Parties may from time to time acquire pursuant hereto, the Borrower hereby grants to the Agent for the benefit of the Secured Parties a valid security interest in all of the Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all Purchased Receivables now existing or hereafter arising, (ii) the Collections as and when received, (iii) each Lock-Box and each Segregated Account, (iv) each Collection Account, (v) all Related Security, (vi) all other rights of the Borrower and payments relating to such Purchased Receivables, (vii) all proceeds of the foregoing, (viii) the Borrower’s right, title and interest in, to and under the Receivables Sale Agreement and (ix) all other assets of the Borrower (other than, in all cases, the Letter of Credit Collateral and the Parent Note) (collectively, the “Collateral”) prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids.  The Agent, on behalf of the Secured Parties, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the applicable UCC and other applicable law, which rights and remedies shall be cumulative.

(c)                                  In addition to any security interest or other interest which the Agent or the LC Issuer may from time to time acquire pursuant hereto, the Borrower hereby grants to the Agent for the benefit of the LC Issuer a valid security interest in all of the Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) the Letter of Credit Collateral Account and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit;  (ii) all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above (items (i) and (ii) are collectively referred to as the “Letter of Credit Collateral”) prior to all other liens on and security interests therein to secure the prompt and complete payment of the LC Obligations.  The Agent, on behalf of the LC Issuer, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the applicable UCC and other applicable law, which rights and remedies shall be cumulative.

Section 13.13.                  Existing Letters of Credit.  On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto shall be deemed to be Letters of Credit issued pursuant to Section 1.6 and subject to the provisions thereof, and for this purpose the fees specified in Section 1.6 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the face amount of such Existing Letters of Credit shall be included in the calculation of LC Obligations and (iii) all liabilities of the Borrower, with respect to such Existing Letters of Credit shall constitute Aggregate Unpaids.

Section 13.14.                  Amendment and Restatement.  Upon satisfaction of the conditions precedent hereto, this Agreement shall become effective and shall supersede all provisions of the Existing Loan Agreement as of such date.  From and after the date hereof (a) all outstanding “Loans” and all interests in outstanding “Letters of Credit” under the Existing Loan Agreement shall remain outstanding as the initial Loans and Letters of Credit hereunder, (b) all references made to the Existing Loan Agreement in any Transaction Document or in any other instrument or document shall, without further action, be deemed to refer to this Agreement.  This Agreement amends and restates the Existing Loan Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Loan Agreement or the indebtedness, obligations and liabilities of the Borrower evidenced or provided for hereunder.  Without limiting the generality of the foregoing, the Borrower agrees that notwithstanding the execution and delivery of this Agreement, the liens and security interests previously granted to the Agent pursuant to this Agreement shall be and remain in full force and effect and that any rights and remedies of the Agent hereunder and obligations of the Borrower hereunder shall be and remain in full force and effect, shall not be affected, impaired or discharged hereby and shall secure all of the Borrower’s indebtedness, obligations and liabilities to the Agent and PNC under the Existing Loan Agreement as amended and restated hereby.  Without limiting the foregoing, the parties to this Agreement hereby acknowledge and agree that (i) the “Receivables Loan Agreement” referred to in the other Transaction Documents shall from and after the date hereof be deemed references to this Agreement.

Section 13.15.                  Equalization of Loans and Commitments.  Upon the satisfaction of the conditions precedent set forth in Section 6.1 hereof, all loans outstanding under the Existing Loan Agreement shall remain outstanding as the initial borrowing of Loans under this Agreement and, in connection therewith, the Borrower shall be deemed to have prepaid all outstanding LIBO Loans on the Restatement Date.  On the Restatement Date, the Lenders each agree to make such purchases and sales of interests in the outstanding Loans between themselves so that each Lender is then holding its relevant Percentage of outstanding Loans.  Such purchases and sales shall be arranged through the Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Agent may reasonably request in connection therewith.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.

ARCBEST FUNDING LLC

By: ArcBest Corporation, its sole member

By:	/s/ Donald W. Pearson
Donald W. Pearson
Vice President - Treasurer

Address:
3801 Old Greenwood Road
Fort Smith, Arkansas 72903
Attention:	Donald W. Pearson
Phone:	479-785-6136
Fax:	479-785-8650
E-mail:	DPearson@arcb.com

with a copy to:
Attention:	Michael Johns
E-mail:	MJohns@arcb.com

ARCBEST CORPORATION, a Delaware corporation, as Servicer

By:	/s/ Donald W. Pearson
Donald W. Pearson
Vice President - Treasurer

Address:
3801 Old Greenwood Road
Fort Smith, Arkansas 72903
Attention:	Donald W. Pearson
Phone:	479-785-6136
Fax:	479-785-8650
E-mail:	DPearson@arcb.com

with a copy to:
Attention:	Michael Johns
E-mail:	MJohns@arcb.com

2

PNC BANK, NATIONAL ASSOCIATION, as a Lender, the LC Issuer, and as the Agent

By:	/s/ Michael Brown
Michael Brown
Senior Vice President

Address:

PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2724
Attention: Robyn A. Reeher
Phone: (412) 768-3090
Fax: (412) 762-9184
E-mail: robyn.reeher@pnc.com

3

REGIONS BANK, as a Lender

By:	/s/ Cecil Nobile
Cecil Nobile
Managing Director

Address:

Regions Bank
Regions Business Capital
1180 West Peachtree, N.W.
Suite 1000
Attention: Cecil Noble
Phone: (404) 221-4571
E-mail:	cecil.noble@regions.com
regionsbusinesscapital@regions.com

4

REAFFIRMATION, ACKNOWLEDGEMENT AND CONSENT OF
GUARANTOR

The undersigned, ARCBEST CORPORATION, f/k/a ARKANSAS BEST CORPORATION, a Delaware corporation (the “Guarantor”), heretofore executed and delivered to PNC BANK, NATIONAL ASSOCIATION, as Agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Beneficiary”) an Amended and Restated Performance Guaranty dated as of February 1, 2015 (as the same may be amended, restated, supplemented or modified from time to time, the “Performance Guaranty”).  Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Performance Guaranty.  On the date hereof, the undersigned acknowledges and consents to the Second Amendment and Restated Receivables Loan Agreement dated March 20, 2017 (the “Receivables Loan Agreement”) and confirms that the Performance Guaranty, and all obligations of the undersigned thereunder, remains in full force and effect.  The undersigned further agrees that the consent of the undersigned to any further amendments to (i) the Receivables Loan Agreement, (ii) the Receivables Sale Agreement and (iii) any other Transaction Document shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Performance Guaranty referred to above.  The undersigned acknowledges that the Agent is relying on the assurances provided herein in entering into the agreements set forth above.

This Reaffirmation, Acknowledgment and Consent of Performance Guarantor is executed as of March 20, 2017.

ARCBEST CORPORATION, f/k/a ARKANSAS BEST CORPORATION, as Guarantor

By:	/s/ Donald W. Pearson
Donald W. Pearson
Vice President - Treasurer

EXHIBIT I

DEFINITIONS

As used in the Agreement and the Exhibits and Schedules thereto, the following terms shall have the meanings set forth in this Exhibit I (such meanings to be equally applicable to both the singular and plural forms of the terms defined).  If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Receivables Sale Agreement (hereinafter defined):

“ABF” ABF Freight System, Inc., an Arkansas corporation.

“Accounts Receivable Turnover Ratio” As of any Cut-Off Date, the ratio computed by dividing (a) the aggregate amount of Credit Sales during the 12 Calculation Periods ending on such Cut-Off Date by (b) the average of the aggregate Outstanding Balance of all Receivables as of the last 12 Cut-Off Dates.

“Adjusted Leverage Ratio” The ratio, determined as of the end of each fiscal quarter of the Parent for the then most-recently ended four (4) fiscal quarters, of (i) Consolidated Adjusted Funded Indebtedness to (ii) Consolidated EBITDAR.

“Advances Outstanding” On any day, the aggregate principal amount of all Loans and LC Advances outstanding on such day, after giving effect to all repayments of Loans and LC Advances and the making of new Loans or LC Advances on such day.

“Adverse Claim” A lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person, provided, however, that the following shall not constitute “Adverse Claims” (a) liens imposed by law for taxes that are not yet due or are being contested in good faith in appropriate proceedings, or (b) judgment liens and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith in appropriate proceedings.

“Affiliate” With respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” As defined in the preamble to this Agreement.

2

“Agent Fee Letter” That certain Agent Fee Letter agreement dated as of March 20, 2017, among the Borrower, the Parent and the Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

“Agent’s Account” Agent’s Account at PNC Bank, National Association, Account #130760016803, ABA No. 043000096, Account Name: Commercial Loans, Reference:  ABF Freight Funding, LLC.

“Aggregate Credit Exposure” On any date of determination, the Aggregate Loan Amount from time to time outstanding hereunder plus the outstanding LC Obligations minus the funds on deposit in the Letter of Credit Collateral Account to Cash-Collateralize the LC Obligations.  In computing the amount of Aggregate Credit Exposure, in connection with a Loan the proceeds of which will be used to finance an LC Advance pursuant to Section 1.6(d)(ii), the Borrower need not count both the principal amount of such LC Advance and the amount of such Loan.

“Aggregate Loan Amount” On any date of determination, the aggregate principal amount of all Loans from time to time outstanding hereunder.

“Aggregate Prepayment” As defined in Section 1.3(a).

“Aggregate Unpaids” At any time, an amount equal to the sum of (i) the Aggregate Loan Amount, plus (ii) the aggregate LC Amounts, plus (iii) all Recourse Obligations (whether due or accrued) at such time.

“Agreement” This Receivables Loan Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” For any day, the rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate, plus (b) the Applicable Margin.  For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.

“Amortization Date” The earliest to occur of (i)  the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to a Borrower Party, (ii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and (iii) the date which is ten (10) Business Days after the Agent’s receipt of written notice from the Borrower that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” As defined in Article IX.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Person from time to time concerning or relating to bribery or corruption.

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“Applicable Margin” As defined in the Fee Letter.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.3 hereof), and accepted by the Agent, in substantially the form of Exhibit X or any other form approved by the Agent.

“Authorized Officer” With respect to any Person, its president, chief executive officer, general counsel, corporate controller, treasurer or chief financial officer; provided, however, in the case of Borrower, the Authorized Officers shall be the president, chief executive, general counsel, corporate controller, treasurer or chief financial officer of the Parent, in its capacity as Managing Member of Borrower or in its capacity as Servicer, as applicable.

“Available Liquidity” The sum of (i) unencumbered cash, cash equivalents and temporary investments of the Parent and its Subsidiaries, plus (ii) the difference of (x) the Facility Limit minus (y) the Aggregate Credit Exposure (after curing any Borrowing Base Deficiency), plus (iii) any unused availability of the Parent under any other revolving liquidity facility of the Parent (if any).

“Borrower” As defined in the preamble to this Agreement.

“Borrower Parties” As defined in the preamble to this Agreement.

“Borrowing Base Deficiency” As defined in Section 1.3(b).

“Borrowing Date” Each Business Day on which a Loan is made hereunder.

“Borrowing Request” As defined in Section 1.2.

“Broken Funding Costs” For any LIBO Loan that: (i) does not become subject to an Aggregate Prepayment following the delivery of any Prepayment Notice with respect to such LIBO Loan or (ii) is terminated prior to the date on which the Interest Period ends; an amount equal to the excess, if any, of (A) the Interest that would have accrued during the remainder of the Interest Period determined by the Agent to relate to such Loan subsequent to the date of such reduction or termination (or in respect of clause (i) above, the date such Aggregate Prepayment was designated to occur pursuant to the Prepayment Notice) of the Loan if such reduction or termination had not occurred or such Prepayment Notice had not been delivered, over (B) the Interest actually accrued during the remainder of such Interest Period on such Loan.

“Business Day” Any day on which banks are not authorized or required to close in New York, New York or Pittsburgh, Pennsylvania, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

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“Calculation Period” A calendar month.

“Canadian Dollar” means the lawful currency of Canada.

“Canadian Obligors” An Obligor who has agreed to pay for a Receivable at a location in Canada.

“Cash-Collateral Amount” With respect to any portion of the LC Obligations which is required to be “Cash-Collateralized”, an amount equal to 100% of such portion of the LC Obligations.

“Cash-Collateralize” To pledge and deposit immediately available funds into the Letter of Credit Collateral Account, as collateral for the LC Obligations, the Cash-Collateral Amount as security for the portion of the LC Obligations being collateralized pursuant to documentation in form and substance reasonably satisfactory to the Agent and the LC Issuer.

“CBA” The Collective Bargaining Agreement effective November 3, 2013 through March 31, 2018 between the International Brotherhood of Teamsters and ABF, as the same may be amended, modified or restated.

“CBA Liquidity Period” The period commencing on the seventh (7th) day prior to any CBA Maturity Date and ending upon the extension of such existing CBA or upon ratification of a subsequent collective bargaining agreement between the International Brotherhood of Teamsters and ABF which replaces the CBA in existence on the Restatement Date.

“CBA Maturity Date” The date on which the CBA expires.  As of the Restatement Date the CBA Maturity Date is March 31, 2018.

“Change of Control” (i) (a)  A change in control is reported by the Parent in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (b) any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator or any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting capital stock of the Parent (or securities convertible into or exchangeable for such capital stock) representing the Control Percentage or more of the combined voting power of the Parent’s then outstanding capital stock, (ii) the Parent ceases to directly or indirectly own 100% of the outstanding shares of voting stock, membership interests or partnership interests of each Originator, or (iii) the Parent ceases to own 100% of the membership interests of the Borrower.

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“Charge-Offs” All Receivables that are written off by the Servicer or should, in accordance with the Credit and Collection Policies, be written off as uncollectible.

“Class A Special Obligor” As identified in the Fee Letter.

“Class B Special Obligor” As identified in the Fee Letter.

“Closing Date” June 15, 2012.

“Collateral” As defined in Section 13.12(b).

“Collection Account” Each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited which is listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof) and which is in the name of the Borrower and subject to a Collection Account Agreement at all times on and after the date hereof, including the Master Collection Account.

“Collection Account Agreement” An agreement in form reasonably acceptable to the Agent among an Originator, the Servicer and/or the Borrower, the Agent and a Collection Bank establishing control over a Collection Account.

“Collection Bank” At any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” A notice in substantially the form attached to a Collection Account Agreement from the Agent to a Collection Bank.

“Collections” With respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commitment” With respect to any Lender, the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule C, as such amount may be modified in connection with any subsequent assignment pursuant to Section 12.3 or as increased in connection with an increase in the Facility Limit pursuant to Section 1.1(c) or a reduction in the Facility Limit pursuant to Section 1.1(b).

“Concentration Limit”

(a)                                 For any Class A Special Obligor, 8.0% of the aggregate Outstanding Balance of all Eligible Receivables.

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(b)                                 For any Class B Special Obligor, 4.0% of the aggregate Outstanding Balance of all Eligible Receivables.

(c)                                  For any Group A Obligor, 14.0% of the aggregate Outstanding Balance of all Eligible Receivables.

(d)                                 For any Group B Obligor, 6.0% of the aggregate Outstanding Balance of all Eligible Receivables.

(e)                                  For any Group C Obligor, 4.0% of the aggregate Outstanding Balance of all Eligible Receivables.

(f)                                   For any Group D Obligors, 2.5% of the aggregate Outstanding Balance of all Eligible Receivables.

(g)                                  For any Unbilled Receivables in the aggregate, 7.5% of the aggregate Outstanding Balance of all Eligible Receivables.

(h)                                 For all Canadian Obligors in the aggregate, 5.0% of the aggregate Outstanding Balance of all Eligible Receivables.

“Consolidated Adjusted Funded Indebtedness” As defined in the Credit Agreement.

“Consolidated EBITDAR” As defined in the Credit Agreement.

“Contingent Obligation” Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, other than a Pension Plan Obligation, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” With respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Control Percentage” With respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the board of directors (or individuals or body or group of individuals performing the same or substantially similar functions as the board of directors of a corporation) of such Person.

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“Controlled Group” All members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of January 2, 2015 among the Parent and those of its Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, U.S. Bank National Association, a national banking association, as Administrative Agent, Branch Banking and Trust Company and PNC Bank, National Association, as syndication agents, and U.S. Bank National Association, as Sole Lead Arranger and Sole Book Runner.

“Credit and Collection Policies” The credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof, as modified from time to time in accordance with this Agreement.

“Credit Exposure” On any date of determination with respect to any Lender, the aggregate principal amount of all of such Lender’s Loans plus such Lender’s participation in outstanding LC Obligations.

“Credit Extension” The making of a Loan or the issuance of a Letter of Credit, as applicable.

“Credit Sales” For any Calculation Period, the aggregate amount of all Receivables with credit terms of any kind originated or purchased by an Originator during such Calculation Period.

“Cut-Off Date” The last day of a Calculation Period.

“Days Sales Outstanding Ratio” On any date of determination, the ratio computed as of the most recent Cut-Off Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio for the Calculation Period ending on such Cut-Off Date.

“Deemed Collections” Collections deemed received by the Borrower under Section 1.4.

“Default Rate” For any day, the rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate, plus (b) 3.0%.  For purposes of determining the Default Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.

“Default Ratio” As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the aggregate amount (without double-counting) of Receivables which became Defaulted Receivables or Charge-Offs during the Calculation Period that includes such Cut-Off Date, by (b) Credit Sales for the Calculation Period occurring four (4) months prior to the Calculation Period ending on such Cut-Off Date.

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“Defaulted Receivable” A Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which is a Charge-Off; or (iii) as to which any payment, or part thereof, remains unpaid for 120 days or more from the date of billing applicable to such payment.

“Defaulting Lender” Subject to Section 1.8 (b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Agent, any LC Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or the LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) is subject to, or has a direct or indirect parent company that has been subject to, an Event of Bankruptcy; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by any governmental authority or regulatory body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or regulatory body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.8(b)) upon delivery of written notice of such determination to the Borrower, the LC Issuer, and each Lender.

“Delinquency Ratio” As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the aggregate Outstanding Balance of Receivables that were Delinquent Receivables as of such Cut-Off Date, by (ii) the Outstanding Balance of all Receivables as of such Cut-Off Date.

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“Delinquent Receivable” A Receivable (i) as to which any payment, or part thereof, remains unpaid for 90 days or more from the date of billing applicable to such payment and (ii) which does not constitute a Defaulted Receivable.

“Dilution” The amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4, provided, that Dilution shall not include the amount of any write-down, reserve or other reduction due to a Receivable subsequently becoming a Defaulted Receivable on account of the insolvency, bankruptcy, lack of credit worthiness or financial inability to pay off such Defaulted Receivable of the applicable Obligor.

“Dilution Horizon Ratio” As of any Cut-Off Date, a ratio (expressed as a decimal), computed by dividing (i)(a) the aggregate Credit Sales for the Calculation Period ending on such Cut-Off Date, plus (b)the aggregate Credit Sales for the Calculation Period ending during the immediately preceding Cut-Off Date by (ii) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” As of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balance of Receivables due to Dilution during the Calculation Period ending on such Cut-Off Date, by (ii) the Credit Sales for the Calculation Period ending on the previous Cut-Off Date.

“Dilution Reserve” On any date of determination, computed as of the most recent Cut-Off Date, the product (expressed as a percentage) of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Dilution Ratio, plus (ii) the Dilution Volatility Component, times (b) the Dilution Horizon Ratio.

“Dilution Spike Rate” The highest Dilution Ratio over the past 12 Calculation Periods.

“Dilution Volatility Component” The product (expressed as a percentage) of (i) the positive difference (if any) between (A) the Dilution Spike Rate and (B) the Expected Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the Dilution Spike Rate and the denominator of which is the Expected Dilution Ratio.

“Drawing Date” As defined in Section 1.6(d)(ii).

“Eligible Assignee” A commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company’s) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s; provided that no Defaulting Lender or Affiliate thereof, or any Person who, becoming a Lender, would constitute a Defaulting Lender or an Affiliate thereof, shall constitute an Eligible Assignee.

“Eligible Receivable” At any time, a Receivable:

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(i)                          the Obligor of which (A) if a natural person, is a resident of the United States or Canada, or, if a corporation or other business organization, is organized under the laws of the United States or Canada or any political subdivision thereof, or is any other business organization that has a significant presence in the United States or Canada, and has agreed to pay for such Receivable at a location in the United States or Canada, (B) is not an Affiliate of any of the parties hereto, and (C) is not a Sanctioned Person;

(ii)                          that arises under a Contract;

(iii)                           which is not a Defaulted Receivable and is not a Delinquent Receivable;

(iv)                         which is not a Government Receivable;

(v)                         which by its terms is due and payable within 30 days of the date of billing therefore, provided, however, any Receivable which by its terms is due and payable within 31-60 days of the date of billing therefore may be considered an “Eligible Receivable” so long as such Receivables satisfies all of the other criteria set forth in this definition of “Eligible Receivable” and the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables which are due and payable within 31-60 days of the date of billing therefore, would not cause the Outstanding Balance of Receivables which are due and payable within 31-60 days of the date of billing therefore to exceed 50% of the aggregate Outstanding Balance of all Eligible Receivables;

(vi)                         which is an “account” within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions;

(vii)                          which is denominated and payable only in (a) U.S. Dollars in the United States or Canada or (b) Canadian Dollars in Canada;

(viii)                           which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms;

(ix)                         which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the provision of services or the use of equipment by the applicable Originator;

(x)                         which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in

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violation of any such law, rule or regulation except any such contravention or violation which does not have an adverse effect on the Receivables;

(xi)                         which satisfies all applicable requirements of the Credit and Collection Policies;

(xii)                          which was generated in the ordinary course of the applicable Originator’s business and is documented consistent with the applicable Originator’s standard administration and documentation policies and procedures;

(xiii)                           which arises from the provision of services or the use of equipment, to the related Obligor by the applicable Originator, and except for incidental amounts, not from the provision of services by any other Person (in whole or in part);

(xiv)                         which is not subject to any current dispute, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim;

(xv)                        as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor (excluding warranty obligations for which no claim exists);

(xvi)                         as to which each of the representations and warranties contained in Section 5.1(g), Section 5.1(i), Section 5.1(j), Section 5.1(r), Section 5.1(s), and Section 5.1(t) is true and correct;

(xvii)                          all right, title and interest to and in which has been validly transferred by the applicable Originator directly to the Borrower under and in accordance with the Receivables Sale Agreement, and the Borrower has good and marketable title thereto free and clear of any Adverse Claim (other than as created by the Transaction Documents);

(xviii)                          which is not owing from an Obligor as to which more than 25% of the balance of all Receivables for which such Obligor is obligated remain unpaid for 90 or more days past the date of billing;

(xix)                         the Obligor of which at the time the Receivable was initially pledged to the Agent (on behalf of the Secured Parties) has not, as a result of a deterioration of such Obligor’s financial condition or creditworthiness, been required by the applicable Originator at any time during the immediately preceding 12 months for a period of more than 30 days to pay for services rendered on a cash basis;

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(xx)                        the Obligor of which is not the Obligor on any Receivables which have been sold or pledged to any person other than the Borrower;

(xxi)                         with respect to which the Servicer is in possession of the related Contract file, or in the case of electronic purchases, the applicable computer data files, with respect to such Receivable;

(xxii)                          that, if such Receivable is an Unbilled Receivable, no more that 31 days have expired since the date that such Receivable was created;

(xxiii)                          if such Receivable was originated by ArcBest International, Inc. (f/k/a ABF Global Supply Chain, Inc.), the Agent shall have provided its written consent to the inclusion of Receivables originated by ArcBest International, Inc. (f/k/a ABF Global Supply Chain, Inc.) as Eligible Receivables hereunder; and

(xxiv)                         if such Receivable was originated by ArcBest Enterprise Solutions, Inc., the Agent shall have provided its written consent to the inclusion of Receivables originated by ArcBest Enterprise Solutions, Inc., as Eligible Receivables hereunder.

“ERISA” The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” Any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Tax Code (and Sections 414(m) and (o) of the Tax Code for purposes of provisions relating to Section 412 of the Tax Code).

“Event of Bankruptcy” Shall be deemed to have occurred with respect to a Person if either:

(i)                          a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii)                          such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement,

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dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Event of Default” Any Amortization Event described in Sections 9.1(a)-(g), Section 9.1(k) (only if such Amortization Event arises due to an event of the type described in clause (ii) or (iii) of the definition of “Change of Control”), Section 9.1(l), Sections 9.1(n)-(r), or Section 9.1(t).

“Excess Concentration Amount” At any time with respect to any Obligor or group of Obligors described in the definition of “Concentration Limit”, the amount, if any, by which the aggregate Outstanding Balance of all Eligible Receivables of such Obligor or group of Obligors exceeds the Concentration Limit applicable to such Obligor or group of Obligors at such time.

“Exchange Rate” means, as of any date of determination with respect to a Receivable denominated in Canadian Dollars, the amount of such currency specified by the Servicer as the amount of Canadian Dollars that would be required to purchase a U.S. Dollar based on the foreign exchange market for Canadian Dollars in the most recent Monthly Report or Weekly Report delivered hereunder that demonstrated that the Net Pool Balance exceeded the sum of the Aggregate Credit Exposure plus the Required Reserve.

“Existing Letters of Credit” shall mean each letter of credit existing on the Closing Date and identified on Schedule B attached hereto.

“Expected Dilution Ratio” At any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Facility Account” The Borrower’s account no. 2730103 at First National Bank of Fort Smith or any other account designated by the Borrower from time to time.

“Facility Limit” At any time of determination, the aggregate Commitments of all Lenders, which as of the Restatement Date is equal to $125,000,000, as reduced from time to time pursuant to Section 1.1(b) or increased pursuant to Section 1.1(c); provided, however, that at no time shall any such increase cause the Facility Limit to exceed $150,000,000.  References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Credit Exposure.

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“Facility Termination Date” The earliest to occur of (i) the Amortization Date, and (ii) April 1, 2020.

“Federal Bankruptcy Code” Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” Means, for any day the greater of (i) the average rate per annum as determined by the Agent at which overnight Federal funds are offered to the Agent for such day by major banks in the interbank market, and (ii) if the Agent is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day.  Each determination of the Federal Funds Effective Rate by the Agent shall be conclusive and binding on the Borrower except in the case of manifest error.

“Fee Letter” That certain Third Amended and Restated Fee Letter agreement dated as of March 20, 2017 among the Borrower, the Parent, the Lenders and the Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

“Final Payout Date” The date on which all Aggregate Unpaids have been paid in full and the Facility Limit has been reduced to zero.

“Finance Charges” With respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fronting Exposure” At any time there is a Defaulting Lender, with respect to the LC Issuer, such Defaulting Lender’s Percentage of the LC Obligations with respect to Letters of Credit issued by the LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash-Collateralized in accordance with the terms hereof.

“GAAP” Generally accepted accounting principles in effect in the United States of America as in effect from time to time.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either any Borrower Party, Agent or any Lender shall so request, the Agent, each Lender and each Borrower Party affected shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) each Borrower Party shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Government Receivable” A Receivable as to which the Obligor is any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or

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functions of or pertaining to government including any authority or other quasi-governmental entity established to perform any of such functions.

“Group A Obligor” means any Obligor with short-term ratings of at least:  (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “A+” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “A1” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above.  Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Excess Concentration Amount” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Obligor” means an Obligor that is not a Group A Obligor, with short-term ratings of at least:  (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of  at least “BBB+” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Baal” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above.  Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Excess Concentration Amount” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor that is not a Group A Obligor or a Group B Obligor, with short-term ratings of at least:  (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB-” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, at least “Baa3” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it satisfies

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either clause (a) or clause (b) above.  Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Excess Concentration Amount” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that  any Obligor that is not rated by either Moody’s or S&P shall be a Group D Obligor.

“Indebtedness” Of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade, which shall include, but not be limited to all Pension Plan Obligations), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, and (vii) Contingent Obligations.

“Indemnified Amounts” As defined in Section 10.1.

“Indemnified Party” As defined in Section 10.1.

“Independent Manager”  A Manager of the Borrower who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the Borrower, (A) a Manager, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): the Servicer, any Originator, or any of their respective Subsidiaries or Affiliates (other than Borrower), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any Manager, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent Managers or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of

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securitization or structured finance instruments, agreements or securities, and (iv) is reasonably acceptable to the Agent as evidenced in a writing executed by the Agent.

“Interest” For each Interest Period relating to a Loan, an amount equal to the product of the applicable Interest Rate for such Loan multiplied by the principal amount of such Loan for each day elapsed during such Interest Period, annualized on (i) a 360 basis for Interest accruing at the LIBO Rate, or (ii) a 365 or 366 day basis, as applicable, for Interest accruing at the Alternate Base Rate.

“Interest Period” With respect to any Loan (i) the period commencing on the date of the initial funding of such Loan and ending on, but excluding, the last day of the Calculation Period in which such funding date occurs; and (ii) thereafter, each period commencing on, and including, the first day of each Calculation Period and ending on, but excluding, the first day of the following Calculation Period; provided, however, that:

(i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(ii) if any Interest Period with respect to any LIBO Loan would extend beyond the scheduled Facility Termination Date, such Interest Period shall end on the Facility Termination Date.

“Interest Rate” With respect to each Loan, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.

“Interest Reserve” For any Calculation Period, the product (expressed as a percentage) of (i) 1.5 (ii) the Prime Rate as of the immediately preceding Cut-Off Date, (iii) the highest Days Sales Outstanding Ratio for the most recent 12 Calculation Periods, and (iv) 1/360.

“LC Advance” Any drawing by the beneficiary under a Letter of Credit issued by the LC Issuer which has not been reimbursed pursuant to Section 1.6(d)

“LC Amounts” As defined in Section 1.6(d).

“LC Fee Expectation” As defined in Section 1.6(j).

“LC Issuer” PNC National Association, in its capacity as issuer of the Existing Letters of Credit and Letters of Credit hereunder and any successor thereto.

“LC Obligations” At any time, the sum, without duplication, of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the

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aggregate principal amount of unreimbursed LC Advances as of such date.  For purposes of determining the undrawn and unexpired amount of a Letter of Credit at any time hereunder, such amount shall be deemed to be the maximum stated amount (including any automatic increases provided by its terms) of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lenders” PNC, Regions Bank and each other financial institution that becomes a party to this Agreement as a “Lender”.  For the avoidance of doubt, the LC Issuer shall constitute a “Lender” at such time as any Unreimbursed LC Amount remains outstanding.

“Lender Reimbursement Payment” As defined in Section 1.6(d).

“Letter of Credit” Collectively, letters of credit issued pursuant to Section 1.6 and the Existing Letters of Credit deemed to be Letters of Credit issued hereunder pursuant to Section 13.13.

“Letter of Credit Collateral” As defined in Section 13.12(c).

“Letter of Credit Collateral Account” A segregated cash collateral account at the LC Issuer in the LC Issuer’s name established at any time after the date of this Agreement at the LC Issuer’s request that is under the exclusive control of the LC Issuer.

“Letter of Credit Issuance Fee” As defined in the Fee Letter.

“Letter of Credit Request” A request by the Borrower for the issuance of a Letter of Credit pursuant to Section 1.6(b) and substantially in the form attached hereto as Exhibit II-B.

“LIBO Loan” Any Loan bearing interest at a LIBO Rate.

“LIBO Rate” For any Interest Period with respect to a LIBO Loan, the rate per annum determined on the basis of (i) the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of such Loan offered for a term comparable to such Interest Period, which rates appear on the Reuters Screen LIBOR01 Page (or any successor page) effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period (the “Rate Setting Day”) or if such rate is unavailable, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which deposits in U.S. dollars for one month are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) on the Rate Setting Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates), provided that if no such offered rates appear on such pages, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the

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Agent, at approximately 10:00 a.m. (Pittsburgh, Pennsylvania time), two Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of the Loan, divided by (ii) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period plus (iii) the Applicable Margin.  Notwithstanding the foregoing, if the LIBO Rate as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Loan” Any amount disbursed as principal by Lender to Borrower under this Agreement.

“Lock-Box” Each locked postal box with respect to which a Collection Bank or a Segregated Account Bank has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof).

“Loss Horizon Ratio” As of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the aggregate Credit Sales for the four (4) most recent Calculation Periods (including the Calculation Period ending on such Cut-Off Date), by (b) the Net Pool Balance as of such Cut-Off Date.

“Loss Reserve” For any Calculation Period, the product (expressed as a percentage) of (i) the Stress Factor, times (ii) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (iii) the Loss Horizon Ratio as of the immediately preceding Cut-Off Date.

“Majority Lenders” Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, Lenders representing more than 50% of the Aggregate Credit Exposure); provided, however that at any time there are two or fewer Lenders that are not Affiliates, the term “Majority Lenders” shall mean all Lenders (other than any Defaulting Lender).  At any time there is more than one Lender that is not a Defaulting Lender, the Commitments and Credit Exposure of any Defaulting Lender shall be disregarded in determining Majority Lenders.

“Master Collection Account” Each Collection Account designated as such on Exhibit IV hereto.

“Master Contract” A Contract between an Obligor and an Originator that contains the terms upon which the carriage of freight performed by such Originator for such Obligor or each instance of provision of equipment provided by an Originator to an Obligor over the term of the Master Contract will be governed.

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“Material Adverse Effect” A material adverse effect on (i) the financial condition or operations of the Parent or an Originator and its Subsidiaries taken as a whole, (ii) the ability of any Borrower Party to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent’s security interest, for the benefit of the Secured Parties, in the Purchased Receivables generally or in any significant portion of the Purchased Receivables, the Related Security or the Collections with respect thereto, (v) the Agent’s security interest, for the benefit the LC Issuer, in the Letter of Credit Collateral, or (vi) the collectibility of the Purchased Receivables generally or of any material portion of the Purchased Receivables.

“Material Indebtedness” As defined in Section 9.1(f).

“Minimum Collateral Amount” At any time, (i) with respect to Cash-Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the LC Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the LC Issuer in their sole discretion.

“Monthly Report” A report, in substantially the form of Exhibit VII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Monthly Reporting Date” With respect to any calendar month, the second Business Day occurring before the Settlement Date for such calendar month, or such other days of any month as Agent may request in connection with Section 8.5 hereof.

“Moody’s” Moody’s Investors Service, Inc.

“Net Pool Balance” At any time, the aggregate Outstanding Balance of all Eligible Receivables and all amounts on deposit in the Collection Accounts and the Agent’s Account at such time reduced by the Excess Concentration Amount.

“Non-Defaulting Lender” At any time, each Lender that is not a Defaulting Lender at such time.

“Notice of LC Draw” As defined in Section 1.6(d)(ii).

“Obligor” A Person obligated to make payments pursuant to a Contract.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Originator” Each of ABF, ArcBest Logistics, Inc. (f/k/a ABF Logistics, Inc.), an Arkansas corporation, ArcBest International, Inc. (f/k/a ABF Global Supply Chain, Inc.), an Arkansas corporation, Panther II Transportation, Inc., an Ohio corporation,

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ArcBest Enterprise Solutions, Inc., an Arkansas corporation, and ArcBest II, Inc., an Arkansas corporation.

“Outstanding Balance” Of any Receivable at any time means the then outstanding principal balance thereof.  For purposes of calculating the Outstanding Balance of any Receivable that is payable in Canadian Dollars, such amount shall be converted into U.S. Dollars using the Exchange Rate in effect at the time of calculation.

“Parent” ArcBest Corporation, f/k/a Arkansas Best Corporation, a Delaware corporation.

“Parent Note” The promissory note made or to be made by Parent to Borrower in a principal amount not to exceed $5,000,000, in connection with Parent’s capitalization of Borrower.

“PATRIOT Act” The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“PBGC” The Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” A pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which an Originator sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Pension Plan Obligation” An obligation to contribute to a Pension Plan, as required by a collective bargaining agreement.

“Percentage” At any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the Credit Exposure of such Lender at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Credit Exposure at such time; provided, however that when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment (except that no Lender is required to fund or participate in Loans or Letters of Credit to the extent that, after giving effect thereto, its Credit Exposure would exceed the amount of its Commitment (determined as though no Defaulting Lender existed)).

“Performance Guaranty” The Amended and Restated Performance Guaranty, dated February 1, 2015, by the Parent in favor of the Agent.

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“Person” An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” An employee benefit plan (as defined in Section 3(3) of ERISA) which an Originator or any of its ERISA Affiliates sponsors or maintains or to which an Originator or any of its ERISA Affiliates makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.

“Pledged Assets” All of the Borrower’s right, title and interest, whether now owned and existing or hereafter arising in and to all of the Purchased Receivables, the Related Security, the Collections and all proceeds of the foregoing.

“PNC” As defined in the preamble to this Agreement.

“Prepayment Notice” As defined in Section 1.3.

“Prime Rate” A rate per annum equal to the prime rate of interest announced from time to time by the Agent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Proposed Prepayment Date” As defined in Section 1.3(a).

“Purchased Receivable” All Receivables purchased by the Borrower from an Originator pursuant to the Receivables Sale Agreement and not otherwise repurchased by an Originator in accordance with the terms thereof.

“Receivable” All indebtedness and other obligations owed to the Borrower or any Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement) or in which the Borrower or any Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with any carriage of freight or other services in relation to such carriage of freight (including, without limitation, refrigeration, loading, unloading, diversion, switching and weighting charges, demurrage, detention and expedited services) by the applicable Originator or the rental or other provision of the use of trucks, tractors and trailers or other transportation equipment to third parties on a contract basis by an Originator (including, without limitation, any rents, fees, commissions, and refrigeration, loading, unloading, diversion, switching and weighting charges, demurrage, and detention) or any freight brokerage, intermodal, freight forwarding, logistics, supply chain or transportation management services by such Originator (including, without limitation, freight charges, brokerage fees, ocean shipping, air shipping, warehousing, inventory control, and expedited/time-sensitive services) and further includes, without limitation and in either case, the obligation to pay any Finance Charges with respect thereto.

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“Receivables Sale Agreement” That certain Second Amended and Restated Receivables Sale Agreement, dated as of February 1, 2015, among the Originators from time to time party thereto and the Borrower, as amended and as may be amended, restated or otherwise modified from time to time after the Restatement Date.

“Records” With respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, tapes, disks, punch cards, and related property and rights (but not any right, title or interest to any information on any such tapes, disks, or punch cards not relating to a Receivable or any related property or rights thereto and not any right, title or interest in any computer program or data processing software or any license for the use thereof) relating to such Receivable, any Related Security therefor and the related Obligor

“Recourse Obligations” As defined in Section 2.1.

“Regulatory Change” As defined in Section 10.2.

“Related Security” All of the Borrower’s right, title and interest in, to and under and with respect to any Receivable:

(i)                          all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(ii)                          all guaranties, letters of credit (to the extent they may be pledged), insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iii)                           all service contracts and other contracts and agreements associated with such Receivable other than Master Contracts,

(iv)                         all Records other than Master Contracts related to such Receivable,

(v)                         all of the Borrower’s right, title and interest in, to and under the Receivables Sale Agreement,

(vi)                         any other items constituting Supporting Obligations (as defined in Article 9 of the UCC in effect in each relevant jurisdiction) to the extent not included in clauses (i)-(v) above,

(vii)                          all proceeds of any of the foregoing.

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“Required Notice Period” The number of days required notice set forth below applicable to the Aggregate Prepayment indicated below:

AGGREGATE PREPAYMENT	REQUIRED NOTICE PERIOD

Loans accruing Interest at the LIBO Rate	3 Business Days

Loans accruing Interest at the Alternate Base Rate	1 Business Day

“Required Reserve” On any day during a Calculation Period, the product of (A) the sum of (i) the Interest Reserve, (ii) the Servicing Reserve and (iii) the greater of (x) the Required Reserve Factor Floor and (y) the sum of the Loss Reserve and the Dilution Reserve, and (B) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

“Required Reserve Factor Floor” For any Calculation Period, the sum (expressed as a percentage) of (i) 14% plus (ii) the product of the Expected Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Restatement Date” March 20, 2017.

“Restricted Junior Payment” (i) Any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Borrower now or hereafter outstanding, and (v) any payment of management fees by the Borrower (except for the Servicing Fee and reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).

“Review” As defined in Section 7.1(d)(ii).

“S&P” S&P Global Ratings.

“Sanctioned Country” At any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

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“Sanctioned Person” At any time, (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” The Securities and Exchange Commission of the United States of America and any successor commission or agency thereof.

“Secured Parties” The Indemnified Parties.

“Segregated Account” An account in the name of an Originator, the Borrower or the Servicer in which no monies other than amounts constituting Collections are deposited at any time and which is listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof).

“Segregated Account Bank” At any time, any of the banks holding one or more Segregated Accounts.

“Servicer” At any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Purchased Receivables.

“Servicer Termination Event” As defined in Section 9.2.

“Servicing Fee” For each day in a Calculation Period:

(i)                          an amount equal to (A) the Servicing Fee Rate (or, at any time while the Parent or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between the Borrower and the Servicer on an arms’ length basis based on then prevailing market terms for similar services), times (B) the aggregate Outstanding Balance of all Purchased Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (C) 1/360; or

(ii)                          on and after the Servicer’s reasonable request made at any time when the Parent or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (A) 110% of such Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (B) the number of days in the current Calculation Period.

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“Servicing Fee Rate” 1.50% per annum.

“Servicing Reserve” For any Calculation Period, the product (expressed as a percentage) of (a) the highest Days Sales Outstanding Ratio during the most recent 12 Calculation Periods, (b) 1.5, (c) the Servicing Fee Rate, and (d) 1/360.

“Settlement Date” The 15th day of each month or, if such day is not a Business Day, the Business Day immediately thereafter.

“Special Calculation Period” means any Calculation Period that commences 60-180 days after the occurrence of a Surplus Event.

“Stress Factor” 2.25.

“Subordinated Note” As defined in the Receivables Sale Agreement.

“Subsidiary” Of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Surplus Event” As defined in the Fee Letter.

“Termination Date Collateral Account Deficiency” As defined in Section 1.6(j).

“Tax Code” The Internal Revenue Code of 1986, as the same may be amended from time to time.

“Transaction Documents” Collectively, this Agreement, each Borrowing Request, the Receivables Sale Agreement, each Collection Account Agreement, the Agent Fee Letter, the Fee Letter, the Subordinated Notes, the Performance Guaranty and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” The Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unbilled Receivable” A Receivable for which, at the time of determination, an invoice or any other evidence of the obligation of the related Obligor thereunder has not been duly submitted to such Obligor for payment of the amount thereof.

“Unfunded Vested Liabilities” For any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan

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exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA

“Unmatured Amortization Event” An event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Unmatured Servicer Termination Event” An event which, with the passage of time or the giving of notice, or both, would constitute a Servicer Termination Event.

“Unreimbursed LC Amount” As defined in Section 1.6(d).

“U.S. Dollar” and “$” means lawful currency of the United States of America.

“Voluntary Termination” The occurrence of an Amortization Event resulting from the occurrence of the “Termination Date” pursuant to subclause (iv) of the definition of “Termination Date” in the Receivables Sale Agreement.

“Weekly Report” A certificate, in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5(b).

“Weekly Reporting Date” The second Business Day of each calendar week.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Unless otherwise specified, all terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

28

EXHIBIT II-A

FORM OF BORROWING REQUEST

ARCBEST FUNDING LLC

BORROWING REQUEST

dated            , 201

for Loan on            , 201

PNC Bank, National Association, as Agent

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, Pennsylvania  15222-2724

Attention: Mark Falcione
Phone:  (412) 762-7325

Fax:  (412) 762-9184

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Receivables Loan Agreement dated as of March 20, 2017 (as amended, supplemented or otherwise modified from time to time, the “Receivables Loan Agreement”) among ArcBest Funding LLC, f/k/a ABF Freight Funding LLC (the “Borrower”), ArcBest Corporation, as Servicer (the “Servicer”), the financial institutions from time to time party thereto, as lenders (in such capacity, the “Lenders”), and PNC Bank, National Association, as LC Issuer (in such capacity, the “LC Issuer”) and as agent (in such capacity, the “Agent”).  Capitalized terms defined in the Receivables Loan Agreement are used herein with the same meanings.

1.       The Borrower hereby certifies, represents and warrants to the Agent and the Lenders that on and as of the Borrowing Date (as hereinafter defined):

(a)        all applicable conditions precedent set forth in Article VI of the Receivables Loan Agreement have been satisfied;

(b)        each of its representations and warranties contained in Section 5.1 of the Receivables Loan Agreement will be true and correct, in all material respects, as if made on and as of the Borrowing Date;

(c)        no event has occurred and is continuing, or would result from the requested Loan, that constitutes an Amortization Event, Servicer Termination Event, Unmatured Servicer Termination Event or Unmatured Amortization Event; and

(d)        the Facility Termination Date has not occurred.

2.       The Borrower hereby requests that the Lenders make a Loan on            , 201  (the “Borrowing Date”) as follows:

(a)        Amount of Loan:  $

(b)        The Borrower requests that the Loan (which will initially accrue Interest at the LIBO Rate) begin to accrue Interest at the       Rate on           ).

(c)        If the Loan is a LIBO Loan, the Interest Period shall be (check period elected):

☐ 28 days

☐ one month

☐ [  ] days (not to exceed 35 days)

3.       Please disburse the proceeds of the Loan as follows:

[Apply $         to payment of Aggregate Unpaids due on the Borrowing Date].  [Wire transfer $         to account no.          at             Bank, in [city, state], ABA No.           , Reference:          ].

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered as of this      day of            , 201 .

ARCBEST FUNDING LLC, as Borrower

By: ArcBest Corporation, its sole member

By:
Name:
Title:

2

EXHIBIT II-B

FORM OF LETTER OF CREDIT REQUEST

ARCBEST FUNDING LLC

LETTER OF CREDIT REQUEST

dated               , 201

for issuance of Letter of Credit on                 , 201

PNC Bank, National Association, as Agent and as LC Issuer

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, Pennsylvania  15222-2724

Attention: Mark Falcione
Phone:  (412) 762-7325

Fax:  (412) 762-9184

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Receivables Loan Agreement dated as of March 20, 2017 (as amended, supplemented or otherwise modified from time to time, the “Receivables Loan Agreement”) among ArcBest Funding LLC, f/k/a ABF Freight Funding LLC (the “Borrower”), ArcBest Corporation, as Servicer, the financial institutions from time to time party thereto, as lenders (in such capacity, the “Lenders”), and PNC Bank, National Association, as LC Issuer (in such capacity, the “LC Issuer”) and as agent (in such capacity, the “Agent”).  Capitalized terms defined in the Receivables Loan Agreement are used herein with the same meanings.

1.       The Borrower hereby certifies, represents and warrants to the Agent and the LC Issuer that on and as of the Issuance Date (as hereinafter defined):

(a)        all applicable conditions precedent set forth in Article VI of the Receivables Loan Agreement have been satisfied;

(b)        each of its representations and warranties contained in Section 5.1 of the Receivables Loan Agreement will be true and correct, in all material respects, as if made on and as of the Issuance Date;

(c)        no event has occurred and is continuing, or would result from the requested issuance, that constitutes an Amortization Event, Servicer Termination Event, Unmatured Servicer Termination Event or Unmatured Amortization Event; and

(d)        the Facility Termination Date has not occurred.

2.       The Borrower hereby requests that the LC Issuer issue a Letter of Credit on            , 201  (the “Issuance Date”) as follows:

(a)        Amount of Letter of Credit: $

(b)        Beneficiary of Letter of Credit:

Issued on behalf of:

(c)        The aggregate LC Obligations under the Receivables Loan Agreement, after giving effect to the requested Letter of Credit under (i) above, will equal [(which shall not exceed $[              ])];

(d)        The Aggregate Credit Exposure under the Receivables Loan Agreement, after giving effect to the requested Letter of Credit under 2(a) above, will equal: $

(e)        The amount in 2(d) above will not exceed the lesser of the Facility Limit and the Net Pool Balance less the Required Reserve.

3.             Attached hereto as Schedule I is the application for the Letter of Credit.

IN WITNESS WHEREOF, the Borrower has caused this Letter of Credit Request to be executed and delivered as of this      day of            , 201 .

ARCBEST FUNDING LLC, as Borrower

By: ArcBest Corporation, its sole member

By:
Name:
Title:

2

SCHEDULE I TO LETTER OF CREDIT REQUEST

APPLICATION

EXHIBIT III

JURISDICTION OF ORGANIZATION OF THE BORROWER PARTIES;
PLACES OF BUSINESS OF THE BORROWER PARTIES; LOCATIONS OF RECORDS;
FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)

ARCBEST CORPORATION

Jurisdiction of Organization:  Delaware

Principal places of business:

3801 Old Greenwood Road Fort
Smith, Arkansas  72903

Location(s) of Records:

3801 Old Greenwood Road
Fort Smith, Arkansas  72903

Federal employer identification number:  71-0673405

Legal, Trade & Assumed Names:  ArcBest Corporation, ABF Aviation (trade name)

ARCBEST FUNDING LLC

Jurisdiction of Organization:	Delaware

Principal Place(s) of Business:	Ft. Smith, Arkansas

Location(s) of Records:	3801 Old Greenwood Road Fort Smith, Arkansas 72903

Federal Employer Identification Number:	27-1518269

Legal, Trade and Assumed Names:	ArcBest Funding LLC

EXHIBIT IV

NAMES OF COLLECTION BANKS AND SEGREGATED ACCOUNT BANKS; LOCK-BOXES, SEGREGATED ACCOUNTS AND COLLECTION ACCOUNTS

	Master Collection Account
	First National Bank of Fort Smith

Account Number:	2728345
	2728353
	2728249
	2782560

	Collection Accounts
	US Bank National Association
	Account Number:	153910000584

	Wells Fargo Bank, N.A.
	Account Number:	4588542365

	PNC Bank, National Association
	Account Number:	1020928441

	First National Bank of Fort Smith
	Account Number:	2649604
		2649612
		1003473
		2662630
		2662745
		2728222
		2728396
		2730103
		2782544

Segregated Accounts

[TO BE ATTACHED]

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To:  PNC Bank, National Association, as Agent

This Compliance Certificate is furnished pursuant to Section 7.1(a)(iii) of that certain Second Amended and Restated Receivables Loan Agreement dated as of March 20, 2017 among ArcBest Funding LLC, f/k/a ABF Freight Funding LLC (the “Borrower”), ArcBest Corporation, as Servicer (the “Servicer”), the financial institutions from time to time party thereto, as lenders (in such capacity, the “Lenders”), and PNC Bank, National Association, as LC Issuer, and as Agent (the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.        I am the duly elected                   of ArcBest Corporation, f/k/a Arkansas Best Corporation.

2.        I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.        I have calculated the Adjusted Leverage Ratio (as such term is defined under the Agreement) of the Parent and the Borrower as further set forth on Schedule I hereto.

4.        The examinations described in paragraphs 2 and 3 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event, Servicer Termination Event, Unmatured Servicer Termination Event or Unmatured Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

[5.        Described below are the exceptions, if any, to paragraph 4 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:                      ]

The foregoing certifications, and the financial statements delivered with this Certificate in support hereof, are made and delivered as of               , 201 .

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Calculations of Adjusted Leverage Ratio

[ATTACH CALCULATIONS OF ADJUSTED LEVERAGE RATIO]

EXHIBIT VI

[Reserved]

EXHIBIT VII

FORM OF MONTHLY REPORT

EXHIBIT VIII

FORM OF WEEKLY REPORT

EXHIBIT IX

FORM OF PREPAYMENT NOTICE

ARCBEST FUNDING LLC

PREPAYMENT NOTICE

dated               , 201

for a prepayment on             , 201

PNC Bank, National Association, as Agent

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, Pennsylvania  15222-2724

Attention: Mark Falcione
Phone:  (412) 762-7325

Fax:  (412) 762-9184

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Receivables Loan Agreement dated as of March 20, 2017 (as amended, supplemented or otherwise modified from time to time, the “Receivables Loan Agreement”) among ArcBest Funding LLC, f/k/a ABF Freight Funding LLC (the “Borrower”), ArcBest Corporation, as Servicer, the financial institutions from time to time party thereto, as lenders (in such capacity, the “Lenders”), and PNC Bank, National Association, as LC Issuer and as Agent.  Capitalized terms defined in the Receivables Loan Agreement are used herein with the same meanings.

1.       The Borrower hereby requests that the Lenders reduce the Aggregate Loan Amount in an amount equal to $          the (“Aggregate Prepayment”) on [      , 201  Insert Date of prepayment which complies with Required Notice Period] (the “Proposed Prepayment Date”).

2.       All payments to PNC must be made by 12:00 pm Eastern Time.

IN WITNESS WHEREOF, the Borrower has caused this Prepayment Notice to be executed and delivered as of this      day of            , 201 .

ARCBEST FUNDING LLC, as the Borrower

By: ArcBest Corporation, its sole member

By:
Name:
Title:

EXHIBIT X

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated                           , 201

Reference is made to the Second Amended and Restated Receivables Loan Agreement dated as of March 20, 2017 (as amended heretofore, the “Agreement”) among ArcBest Funding LLC, f/k/a ABF Freight Funding LLC (the “Borrower”), ArcBest Corporation, as Servicer, the financial institutions from time to time party thereto, as lenders (the “Lenders”), and PNC Bank, National Association, as LC Issuer (in such capacity, the “LC Issuer”) and as agent (in such capacity, the “Agent”).  Terms defined in the Agreement are used herein with the same meaning.

                                                (the “Assignor”) and                                                      (the “Assignee”) agree as follows:

1.                     The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Schedule 1 hereto of the Assignor’s rights and obligations under the Agreement as of the date hereof, including, without limitation, the Assignor’s Commitment as in effect as of the date hereof, and the Loans, if any, owing to the Assignor on the date hereof.

2.                     The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto.

3.                     The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in Section 7.1(a) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it has satisfied all the requirements applicable to an assignee provided in the Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of the Agreement are required to be performed by it as a

Lender; (vi) specifies as its lending office the office (and address for notice) set forth beneath its name on the signature pages hereof; and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty.

4.                     Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent.  The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

5.                     Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

6.                     Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

7.                     This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

PNC BANK, NATIONAL ASSOCIATION, as Assignor

By:
Name:
Title:

[ ], as Assignee

By:
Name:
Title:

[Lending Office:]
[Address]

Accepted this day of
, 201 by:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Title:

3

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE
DATED                    , 201

AGGREGATE COMMITMENT / LOANS FOR ALL LENDERS	AMOUNT OF COMMITMENT / LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT / LOANS

$	$		%

SCHEDULE A

DOCUMENTS TO BE DELIVERED TO THE AGENT
ON OR PRIOR TO THE AMENDMENT AND RESTATEMENT

1.                     Executed copies of the Second Amended and Restated Receivables Loan Agreement, duly executed by the parties thereto complete with all Exhibits and Schedules thereto.

2.                     A certificate of the Secretary of the Servicer and the Borrower certifying:

(a)                        a copy of the resolutions of the Board of Directors of such Person or its member certified by its Secretary authorizing such Person’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder;

(b)                         the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder;

(c)                         a copy of such Person’s By-Laws, Limited Liability Company Agreement or Operating Agreement, as applicable;

(d)                         such Person’s articles or certificate of incorporation or formation, as applicable; and

(e)                         a good standing certificate for such Person issued by the secretary of state of its state of incorporation/formation.

3.                     Opinions of legal counsel for the Borrower Parties reasonably acceptable to the Agent:

(a)                        Enforceability, Non-Contravention and Corporate Matters; and

(b)                         In House Counsel Opinion.

4.                     A certificate of the chief financial officer, assistant treasurer or treasurer of the Servicer certifying on behalf of the Servicer, in its individual capacity and in its capacity as sole member of the Borrower, as to the absence of an Amortization Event, a Servicer Termination Event, an Unmatured Servicer Termination Event or an Unmatured Amortization Event under the Receivables Loan Agreement.

5.                     Third Amended and Restated Fee Letter executed by the parties thereto.

6.                     Agent Fee Letter duly executed by the parties thereto.

SCHEDULE B

EXISTING LETTERS OF CREDIT

LETTER OF CREDIT NUMBER	BENEFICIARY	LETTER OF CREDIT AMOUNT
LC 12500613	U.S. Fidelity and Guaranty	$1,250,000.00
LC 12500620	Northwestern National Insurance	$10,000.00
LC 12503187	Ohio Bureau of Workers Comp	$980,000.00

SCHEDULE C

COMMITMENTS

LENDER	COMMITMENT

PNC	$75,000,000

Regions Bank	$50,000,000